Exhibit 2.10

COMMITMENT LETTER

São Paulo, , 2004

To: NET SERVIÇOS DE COMUNICAÇÃO S.A.
Rua Verbo Divino, 1.356
Chácara Santo Antonio
São Paulo, Brazil

Attn: Mr. Francisco Valim

Dear Sirs:

1. - This letter confirms our commitment to exchange all of the credits that we hold against you or any of your subsidiaries (collectively, but excluding those subsidiaries referred to in the Term Sheet (as defined below) as Unrestricted Subsidiaries, “you”or the “Net Group”), and the commitment of each member of the Net Group to effect such exchange, in each case on the terms and subject to the conditions set forth in this letter and in the Term Sheet attached hereto as Schedule 1 (“Term Sheet”). Such credits are reflected in the instruments listed in Schedule 2 hereto and represent each and every credit in respect of indebtedness for borrowed money held by us against the Net Group. This letter and each substantially identical letter dated the date hereof (whether in the English or Portuguese language) between you and other of your creditors are referred to collectively as this “Commitment Letter;” we and all such other creditors are referred to collectively as the “Creditors;” and the Creditors and the Net Group are referred to collectively as the “Parties.” Terms defined in the Term Sheet and not otherwise defined herein are used herein with the same meaning as set forth in the Term Sheet.

2. - Subject to the conditions set forth in this Commitment Letter and the Term Sheet, each Party severally commits to consummate the financial restructuring described herein and in the Term Sheet, including without limitation to enter into definitive Transaction Documents (the date on which the Transaction Documents are entered into being referred to herein as the “Signing Date”). In that connection, you agree to perfect the security interests in the collateral security described in the Term Sheet, we agree to convert our existing debt claims into new debt and equity on the terms set forth herein, in the Term Sheet and the Transaction Documents, and the Net Group agrees to undertake any and all other actions under its control that may be necessary or appropriate for the actual implementation of the transactions contemplated by the Term Sheet.

3. - The Parties agree that the commitment set forth above is subject to:

(i) the satisfaction of the Conditions Precedent referred to in Section X of the Term Sheet;

(ii) the negotiation, execution and delivery of the Transaction Documents, which must be satisfactory in form and substance to each of the Parties;

(iii) the election by creditors holding at least 10% of the outstanding indebtedness of the Net Group to take Option C set forth in the Term Sheet;

(iv) the absence of any disruption or change in Brazilian financial, political or economic conditions, or in the currency exchange rate or exchange controls applicable to the Dollar or the Real, or in the loan syndication, banking and/or capital markets of the United States or Brazil, in each case since the date hereof, that could reasonably be expected to materially impair the Creditors’participation in the transactions contemplated herein and in the Term Sheet;

(v) the absence of any change, event or development since December 31, 2003 that could reasonably be expected to result in a material adverse change in the business, operations, performance, properties, liabilities, prospects or economic and/or financial condition of the Net Group or its ability to perform any of the actions and/or transactions contemplated by the Term Sheet;

(vi) the satisfaction of each Creditor with any remaining due diligence items, as set forth in the Term Sheet, and with any disclosure contained in any offering documents prepared by the Net Group in connection with the transactions contemplated by the Term Sheet that is inconsistent with any prior disclosure made by the Net Group to the Creditors;

(vii) the satisfaction of each Creditor with the final form of the Transaction Documents;

(viii) the satisfaction of each Creditor with the tax effects of the Plan in respect of maintenance for the original terms of the tax benefits associated with the Multicanal Notes and the Net Sul Notes;

(ix) the receipt by the Parties of all necessary consents and approvals from applicable governmental authorities for their execution, delivery and performance of the actions and transactions set forth in the Term Sheet, as the case may be; and

(x) the satisfaction of each Creditor and the Net Group with the individual outstanding amount due by the Net Group under the respective Commercial Loan, Debentures and/or Notes held by such Creditor, computed at the respective contractual interest rates, in accordance with the terms of the respective instruments, but excluding any “default” interest, commissions or penalties, as provided in the Term Sheet, which calculations will be reviewed and confirmed by PricewaterhouseCoopers and KPMG Corporate Finance, as financial advisors to the Creditors; provided that this condition shall be satisfied prior to the final election date referred to in paragraph 4 below.

4. - With respect to the options offered to each Creditor under the Plan, as further described in the Term Sheet, we have indicated on the signature page hereof which option we presently expect to elect, it being understood and agreed that such indication is for informational purposes only and is not binding on any Party. We agree that we will make a final, binding election as to such options no later than 15 days after the date on which the Company and Creditors party to this Commitment Letter holding at least a majority of the outstanding principal amount of the debt of the members of the Net Group held by all Creditors party to the Commitment Letter agree that the Transaction Documents have been substantially finalized and subject, in the event that the Company enters into the New Facility, to the offer to be made by the Net Group to repurchase its outstanding financial indebtedness using the New Facility, as described in Section II(a) of the Term Sheet.

5. - Notwithstanding anything in the Term Sheet to the contrary, we acknowledge that the Company may prior to the Signing Date substitute cash for all or a portion of the equity component (including the Subordinated Convertible Debt) of the Plan (provided that the number of Common Shares to be issued to the Creditors, other than Globopar, will not be reduced below 14.0% unless such equity component is replaced with cash in its entirety) and, if the entire equity component is so replaced in its entirety, the Company may also replace all or a portion of the Senior Secured Debt component of the Plan with cash. All cash payable to the Creditors in substitution for the equity component (including the Subordinated Convertible Debt) or the Senior Secured Debt shall be paid to the Creditors on the Closing Date. Any such cash will be raised exclusively through a public or private offering of equity, and will not be funded by new indebtedness. For the avoidance of doubt, if the equity component of the Plan were to be replaced in its entirety, the Creditors would receive, in respect of each R$1.00 of indebtedness owed to them on the Closing Date, R$0.40 or more of their recovery in cash and R$0.60 or less of their recovery in Senior Secured Debt.

6. - Globopar hereby agrees that, except in the circumstances where the equity component of the Plan has been entirely replaced with cash as contemplated by the preceding paragraph 5, (a) it will comply with the covenant referred to in the second sentence of Section II(e) of the Term Sheet and (b) on or prior to the Closing Date (subject to the consummation of the Plan on such date) it will enter into an amended and restated Shareholders Agreement having the terms described in Section VII(a) and Schedule 5 of the Term Sheet. Globopar also represents to the Creditors that it has the requisite power and authority to execute and deliver this Commitment Letter and that the undersigned representatives of Globopar are duly authorized and empowered to do so. Except as provided in this paragraph 6, the execution of this Commitment Letter will impose no other obligation on Globopar.

7. - In furtherance of the commitment set forth in paragraph 1 of this Commitment Letter, we undertake – in relation to each member of the Net Group and all outstanding credits or claims held by us with respect thereto – not to do any of the following before the termination of this Commitment Letter: (i) commence any administration, receivership or insolvency action or proceeding, judicial or otherwise, under any jurisdiction, including but not limited to any “ação de execução,” “ação ordinária de cobrança,”“ação monitória,” “procedimentos cautelares,” “requerimento de falência” and “protesto de títulos”; (ii) take any action to enforce the payment of monies under any such debt; (iii) exercise any right of set-off or counter-claim actions, judicial or otherwise, in connection with any such debt; or (iv) take any action to perfect or enforce or make demand under any guarantee or security interest (including but not limited to any “fiança” or “aval” or similar guarantees) given by any third-party in connection with any such debt, provided that this covenant will terminate in the event that creditors (other than any Creditor party to this Commitment Letter) holding debt claims against the Net Group in an aggregate amount equal to or greater than R$11 million take any of the foregoing actions after the date hereof.

8. - We acknowledge and agree that the execution of this Commitment Letter shall entail the automatic and immediate waiver and termination of all and any action or proceeding, judicial or otherwise, that may have been initiated by us against the Net Group in connection with any existing and/or outstanding debt subject to the Plan, including but not limited to any “ação de execução,” “ação ordinária de cobrança,” “ação monitória,” “procedimentos cautelares,” “requerimento de falência” or “protesto de títulos”.

9. - For the purpose of facilitating the implementation of the Plan, we irrevocably agree not to transfer any credits or claims against the Net Group held by us that is described in Schedule 2 hereto, until the termination of this Commitment Letter as provided herein. Notwithstanding the foregoing, you agree that we may transfer the ownership of such debt to a third party if such third party, prior to the transfer of such debt, is or becomes a party to this Commitment Letter.

10. - The obligations of the Parties under this Commitment Letter are independent of their respective obligations under the Commercial Loans, the Debentures and the Notes and nothing in this Commitment Letter shall be construed as an amendment, modification, waiver or novation (novação) of any of those instruments or of any default existing thereunder.

11. - This Commitment Letter is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any other person. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. This Commitment Letter and the exhibits and schedules hereto, including the attached Term Sheet, are the only agreements that have been entered into among the Parties with respect to the transactions referred to in the Term Sheet and set forth the entire understanding of the Parties with respect to those terms set forth in this Commitment Letter and in the Term Sheet. This Commitment Letter and the Term Sheet do not fully set forth the terms of the transactions contemplated hereby. Any matters not expressly addressed in this Commitment Letter or the Term Sheet shall be subject to the agreement of the Parties.

12. - This Commitment Letter shall come into effect once it has been signed by or on behalf of the members of the Net Group and Creditors representing at least 60% of the aggregate outstanding indebtedness of the Net Group (as determined pursuant to paragraph 13 hereof). Once effective, this Commitment Letter will be and remain enforceable until the earlier of (i) September 30, 2004, which date will be automatically extended to November 30, 2004, unless otherwise decided by Creditors party hereto holding at least a majority of the outstanding principal amount of the debt of the members of the Net Group held by all Creditors party hereto, and (ii) the date of the execution of the Transaction Documents; provided that this Commitment Letter will terminate on the earliest of (a) the date on which any Net Group company files a petition for debt rehabilitation (concordata) or similar proceeding or declaration of bankruptcy, or any similar proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any domestic or foreign bankruptcy, insolvency or other similar law; (b) the date on which any case or other proceeding is commenced against any Net Group company seeking bankruptcy, liquidation, reorganization, or other relief with respect to it or its debt under any domestic or foreign bankruptcy, insolvency or similar law, now or hereinafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; and (c) the date on which any one or more creditors obtains a judgment in any court against any one or more members of the Net Group and has actually collected from such company in respect of its credit an amount in excess of R$1,000,000, whether in one or various collections, and provided, further, that the provisions of paragraphs 14, 16 and 18 will survive any termination of this Commitment Letter.

13. - For purposes of determining the satisfaction of any condition herein that is based upon the agreement of, or the taking of any action by the holders of, a percentage of the outstanding indebtedness of the Net Group, such percentage will be determined with reference to the credit facilities and the amounts outstanding thereunder as of March 31, 2004 as set forth in Schedule 2 to the Term Sheet, with U.S. dollar amounts being converted to reais at an exchange rate of 1:2.907, provided that once the Company has calculated the Credit Amount of each Creditor as of June 30, 2004 (to the satisfaction of each such Creditor as contemplated by item (x) of paragraph 3), such Credit Amounts will be used for purposes of any subsequent such determination.

14. - The Parties agree that neither this Commitment Letter nor the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any person except: (a) to the other Parties and the Parties’ directors, officers, employees, agents, and advisors who are directly involved in the consideration of this matter and who have been directed to maintain the confidentiality of such terms and substance, (b) as may be compelled in a judicial or administrative or other legal proceeding or as otherwise required by law (in which case each of the Parties agrees to inform the other promptly), (c) to other creditors of the Net Group who have signed confidentiality agreements, and (d) with the prior written consent of the other Parties hereto. Notwithstanding the foregoing, the Parties expressly agree and acknowledge that the Net Group may make such public disclosures regarding this Commitment Letter, the Term Sheet and the matters set forth herein and therein as may be required by any Brazilian or United States law or the rules of any securities exchange on which any securities of the Net Group are listed or traded, and that once the Net Group has publicly disclosed the Commitment Letter and the Term Sheet in compliance with such law or rules, the other Parties may provide to third parties without restriction the same information that has been publicly disclosed by the Net Group.

15. - The confidentiality provisions contained herein (a) are in addition to and shall not supersede any and all prior confidentiality agreements between the Parties relating to the subject hereof, (b) shall remain in full force and effect until the execution of the Transaction Documents, or in case of termination hereof, one year thereafter.

16. - The Net Group shall jointly and severally indemnify in full and hold each Creditor harmless from and against any and all losses and damages and you will be entitled to recover from the Net Group any and all losses and damages that you may incur arising from: (a) any enforcement against the Net Group under this Commitment Letter and the Term Sheet; (b) any misrepresentation made or default hereunder by any member of the Net Group; (c) any liability to any third party that you may incur as a result of entering into this Commitment Letter. For purposes of this indemnification clause, losses and damages shall include expenses and costs (including but not limited to reasonable attorneys’ fees, auditor’s fees, appraiser’s fees, expert witnesses’ fees and administrative or court fees undertaken in connection with such losses and damages).

17. - The Net Group jointly and severally represents and warrants that: (a) all information that has been delivered to the Creditors by the Net Group or by any of its representatives (including those referred in item 6(a) above and in the Schedules to the Term Sheet) in connection with the transactions contemplated hereby was made available in good faith and is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not misleading in light of the circumstances under which such statements were made, (b) all financial projections, if any, that have been prepared by the Net Group or any of its representatives and made available to the Creditors in connection with the transactions contemplated hereby have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized); (c) the Commercial Loans listed in Schedule 2 to the Term Sheet together with the Debentures and the Notes, represent the totality of outstanding indebtedness for borrowed money of the members of the Net Group; and (d) each member of the Net Group has the requisite power and authority to execute and deliver this Commitment Letter and the undersigned representatives thereof are duly authorized and empowered to do so. The Net Group acknowledges that we are entering into this Commitment Letter on the basis of the foregoing representations and warranties.

18. - The Company will reimburse the Creditors or promptly pay, as the Creditors request, the reasonable and documented fees and expenses of the legal and financial advisors previously hired with your consent to assist the Creditors (i.e., Pinheiro Neto Advogados, Wald e Associados Advogados, Shearman & Sterling LLP, PricewaterhouseCoopers and KPMG Corporate Finance) in connection with the present negotiation, execution and delivery of this Commitment Letter, the Term Sheet and any related documents, regardless of whether the transactions contemplated herein are completed or not. The Company further agrees to reimburse each Creditor or promptly pay the reasonable and documented fees and expenses of Pinheiro Neto Advogados, Wald e Associados Advogados, Shearman &Sterling LLP, PricewaterhouseCoopers and KPMG Corporate Finance in connection with the documentation and closing of the transactions contemplated by this Commitment Letter and the Term Sheet, regardless of whether the transactions contemplated herein are completed or not, provided that, in relation to Wald e Associados Advogados and KPMG Corporate Finance, such reimbursement shall be made in accordance with the scope and budget agreed by the Company and the Debentureholders, and provided further that the Company shall not unreasonably withhold any such agreement concerning the definition of the scope or the budget.

19. - This Commitment Letter is binding upon the Parties and their successors or assignees. Any amendment, waiver or supplement to this Commitment Letter or to the Term Sheet may only be considered valid if signed by all of the Parties.

20. - This Commitment Letter shall be governed by, and constructed in accordance with the laws of Brazil. The competent courts in São Paulo, SP, Brazil, shall have exclusive jurisdiction of, and constitute the exclusive venue for, any dispute arising out of this Commitment Letter concerning the interpretation and/or the performance hereof.

21. - The obligations hereunder of the Creditors shall be several obligations. Where there is a reference herein to any obligation of the Net Group, such obligation is intended to be a joint and several obligation of each member of the Net Group.

22. - The Parties agree to negotiate in good faith in order that, by the final date provided in paragraph 4 hereof for submission by each Creditor of its final, binding election as to options offered under the Plan, the Parties will have come to an agreement as to additional provisions regarding the allocation of equity and debt to the Creditors and related matters, it being understood that any such additional provisions will not change the overall amount of senior debt and equity to be issued by the Company pursuant to the Plan but will only affect the allocation of such overall amount of debt and equity among the various creditors. Upon reaching an agreement on such matters, such matters will supersede any provision in this Commitment Letter or the Term Sheet regarding such matters.

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

[CREDITOR NAME]

By: _________________________________________
          Name:
          Title:

By: _________________________________________
          Name:
          Title:

Indicative election pursuant to paragraph 4 hereof: Option _____

Witnesses:

1. - ____________________________
          Name:
          ID:

2. - ____________________________
           Name:
          ID:

Commitment Letter dated as of ______

Agreed and accepted by:

NET SERVIÇOS DE COMUNICAÇÃO S.A.:
ALNOR ALUMÍNIO DO NORTE LTDA.
ANTENAS COMUNITÁRIAS
BRASILEIRAS LTDA.
CABLE S.A.
CABODINÂMICA TV CABO SÃO PAULO S.A.
CMA PARTICIPAÇÕES S.A.
DABNY, L.L.C.
DR EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.
HFC TELECOMUNICAÇÕES LTDA.
HORIZONTE SUL COMUNICAÇÕES LTDA.
JAGUARI TELECOMUNICAÇÕES S.A.
JONQUIL VENTURE LIMITED
MULTICANAL TELECOMUNICAÇÕES S.A.
NET ANÁPOLIS LTDA.
NET ARAPONGAS LTDA.
NET BAURU LTDA.
NET BELO HORIZONTE LTDA.
NET BRASIL S.A.
NET BRASÍLIA LTDA.
NET CAMPINAS LTDA.
NET CAMPO GRANDE LTDA.
NET CURITIBA LTDA.
NET FLORIANÓPOLIS LTDA.

NET FRANCA LTDA.
NET GOIÂNIA LTDA.
NET INDAIATUBA LTDA.
NET JOINVILLE LTDA.
NET LONDRINA LTDA.
NET MARINGÁ LTDA.
NET PARANÁ COMUNICAÇÕES LTDA.
NET PIRACICABA LTDA.
NET RECIFE LTDA.
NET RIBEIRÃO PRETO S.A.
NET RIO S.A.
NET SÃO CARLOS S.A.
NET SÃO JOSÉ DO RIO PRETO LTDA.
NET SÃO PAULO LTDA.
NET SOROCABA LTDA.
NET SUL COMUNICAÇÕES LTDA.
REYC COMÉRCIO E PARTICIPAÇÕES LTDA.
SAMA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.
TV CABO DE CHAPECÓ LTDA.
TELEVISÃO A CABO VINDIMA LTDA.
TV VÍDEO CABO DE BELO HORIZONTE S.A.
VICOM LTDA.
VICOM TECNOLOGIA LTDA.
ETROS PARTICIPAÇÕES LTDA

By: __________________________________________
          Name:
          Title:

By: __________________________________________
          Name:
          Title:

Witnesses:

1. - ____________________________
          Name:
          ID:

2. - ____________________________
          Name:
          ID:

Commitment Letter dated as of ________

Agreed and accepted by GLOBOPAR S.A., solely for the purposes of paragraph 6 hereof

By: ______________________________________
          Name:
          Title:

By: _______________________________________
          Name:
          Title:

Witnesses:

1. - ____________________________
          Name:
          ID:

2. - ____________________________
          Name:
          ID:

Schedule 1 to the
Commitment Letter

Term Sheet

The definitive agreements may have additional terms not specified in this term sheet. Only the terms of any definitive agreements that may be entered into between the parties will have any binding effect.

NET SERVIÇOS DE COMUNICAÇÃO S.A.
Debt Restructuring Plan (the “Plan”)
Summary of Principal Terms and Conditions

I. Parties

a. Obligors

The joint obligors under the Plan will be Net Serviços de Comunicação S.A. (the “Company”) and all—Brazilian and foreign—direct and indirect wholly-owned subsidiaries of the Company (together, the “Subsidiaries” and, together with the Company, the “Net Group Companies”) on the effective date of the Plan (“Closing Date”). For the avoidance of doubt, the subsidiaries identified in “Schedule 1” hereto (the “Unrestricted Subsidiaries”) will not be obligors under the Plan.

Any guarantee to be granted by the Net Group Companies under the Plan will be without any benefit of order (benefício de ordem).

Any new wholly-owned subsidiaries that may be formed following the effectiveness of the Plan shall become joint obligors under the Plan, provided that the definitive agreements evidencing the New Instruments (as defined below) may include customary exceptions for new “unrestricted subsidiaries.”

b. Controlling Shareholders

Distel Holding S.A., Roma Participações Ltda., Globo Comunicações e Participações S.A. (collectively, together with all Affiliates thereof, “Globopar”), Bradespar S.A., Bradesplan Participações S.A., a wholly-owned subsidiary of Bradespar S.A. (“Bradespar”), BNDES Participações S.A. (“Bndespar”), Zero Hora Editora Jornalística S.A. and RBS Participações S.A. (collectively, “RBS” and together with Globopar, Bradespar and Bndespar, the “Controlling Shareholders”). For purposes of this term sheet, an “Affiliate” of any entity shall mean any other entity that controls, is controlled by or is under common control with such first entity, with control having the meaning set forth in the current by-laws of the Company.

c. Creditors

(i) Commercial Banks: the creditors that are parties to bilateral credit facilities entered into with the Net Group Companies, whether denominated in Brazilian or foreign currency (the “Creditors Party to Bilateral Agreements”). The bilateral credit facilities together with the following corresponding information: (i) name of the creditor; (ii) date of execution; (iii) date of maturity; and (iv) for reference purposes only, amount outstanding thereunder as of March 31, 2004, including principal and accrued and unpaid interest but excluding any “default” interest, commissions or penalties, (which amount is based upon the information contained in the books of the Company but is without prejudice to the rights of the respective creditors under such credit facilities or to the Company); are listed in “Schedule 2” hereto, and represent the totality of Net Group Companies’ debt, except for those referred to in Sections I(c)(ii) and I(c)(iii) herein (the “Commercial Loans”).

(ii) Debentureholders: the holders of the Company’s second public issuance of debentures (“Debentureholders of the Second Issuance”), and the holders of the Company’s third public issuance of debentures (“Debentureholders of the Third Issuance”, and, together with the Debentureholders of the Second Issuance, the “Debentureholders”). The debentures referred to herein are hereinafter referred to as the “Debentures”. For reference purposes only, Schedule 2 sets forth the amount outstanding as of March 31, 2004 under the Debentures, including principal and accrued and unpaid interest but excluding any “default” interest, commissions or penalties (which amount is based upon the information contained in the books of the Company but is without prejudice to the rights of the Debentureholders or to the Company).

(iii) Noteholders: the holders of the US$80,000,000 Floating Rate Notes due 2005 issued by Net Sul Comunicações Ltda. (the “Net Sul Notes”, holders of which are referred to herein as the “Net Sul Noteholders”) and the holders of the US$185,000,000 12.625% Senior Guaranteed Notes due 2004 issued by the Company (the “Multicanal Notes”, holders of which are referred herein as the “Multicanal Noteholders”). The Net Sul Notes together with the Multicanal Notes are hereinafter referred to as the “Notes”, holders of which are hereinafter referred to as the “Noteholders”. For reference purposes only, Schedule 2 sets forth the amount outstanding as of March 31, 2004 under the Notes, including principal and accrued and unpaid interest but excluding any “default” interest, commissions or penalties (which amount is based upon the information contained in the books of the Company but is without prejudice to the rights of the Noteholders or to the Company).

The Creditors Party to Bilateral Agreements, the Debentureholders and the Noteholders are hereinafter collectively referred to as “Creditors”. The obligations represented by the Commercial Loans, the Debentures and the Notes represent the totality of the indebtedness for borrowed money of the Net Group Companies. Those Creditors who are party to the commitment letter related to this term sheet (the “Commitment Letter”) are hereinafter referred to as “Committed Creditors.” Any determination as to what constitutes a majority or other percentage of the Committed Creditors will be based on the respective Credit Amount (as defined below) held by each such Creditor, and will not take into account (in either the numerator or the denominator) any Credit Amount of any Committed Creditor that is a Controlling Shareholder.

d. Collateral Agent

A mutually acceptable collateral agent to be determined (the “Collateral Agent”).

II. The Plan: Basic Terms

a. Debt Repurchase/Down Payment

On or prior to the Closing Date, the Company, at its sole option, may enter into a new loan agreement with the International Finance Corporation – IFC in an amount not to exceed R$120 million (or the US$ equivalent thereof) (the “New Facility”). The New Facility will be substantially on the terms provided in “Schedule 3” hereto and will be secured by the Collateral (as defined below), pari passu with the obligations under the New Instruments (as defined below). The principal amount of the New Facility will be amortized in eight equal semi-annual payments following a two and one-half year grace period.

If the New Facility is entered into, the Company shall make an offer to purchase a portion of Net Group Companies’ outstanding financial indebtedness using at least 80% of the commitment under the New Facility at a price not higher than 60% of the amount of such debt claim. After such offer has been made, and regardless of whether or not it was accepted, the Company may subsequently use up to 20% of the commitment under the New Facility for working capital purposes, provided that in any case such percentage shall be considered a stand-by line of credit, on a non-revolving basis, in the total amount of R$24 million (or the US$ equivalent thereof). Any such repurchase will be carried out in compliance with applicable Brazilian and U.S. securities’ laws and will be structured to maximize the proceeds to the Company. If the New Facility is entered into, the Company will give notice to each Committed Creditor, prior to their binding election for the packages described in Section II(c) below, of its intention to repurchase outstanding indebtedness and it will not consummate any such purchase until no earlier than 15 days after such notice, giving each Committed Creditor an equal opportunity to sell its debt to the Company during such period, provided that the repurchase of the outstanding debt, if any, shall be effected prior to the binding election of the options set forth in Section II(c) below. On or prior to the Closing Date, the Company will not use its own funds (i.e., those existing on the date hereof or generated after the date hereof from operations) for any repayment, prepayment or repurchase of debt of any member of the Net Group Companies. In the event that the Company is unable to purchase all of the indebtedness that the Creditors offer to sell during such period, it will determine which indebtedness it will purchase on a “Dutch auction” basis and otherwise pro rata among the Creditors that so wish to sell.

b. Documentation

The Plan shall be formalized primarily through instruments (the “New Instruments”) that will either amend and restate or replace the existing agreements governing the Commercial Loans, the Debentures and the Notes, as the case may be. Except as may otherwise be agreed by any particular Creditor, the New Instrument to be issued to each Creditor will be of the same type (e.g., debenture, note, or commercial loan) as currently held by such Creditor.

The original debtors will remain as debtors under the New Instruments (except to the extent necessary to preserve existing tax benefits) and all other Net Group Companies will become joint and several guarantors, without any benefit of order (benefício de ordem) or similar privilege.

Subject to the provisions set forth in Section II(a) above regarding the right of the IFC to share the Collateral with the Creditors participating in the Plan, the collateral package referred to in Section III below will initially benefit exclusively the holders of Senior Secured Debt (as defined below) on a pro-rata basis. After the Senior Secured Debt is fully repaid, the holders of Subordinated Convertible Debt (as defined below) shall then benefit from the collateral package. The rules on initiating the foreclosure on the collateral package and on sharing any proceeds arising from the foreclosure on the collateral package, among other things, will be contained in an intercreditor agreement to be entered into by and among the Creditors (or their respective agents or Affiliates) that will subscribe for new debt instruments, the IFC (if the New Facility is entered into), the Net Group Companies and the Collateral Agent (the “Intercreditor Agreement”). Any additional senior debt issued by the Net Group Companies in compliance with the terms of the New Instruments may share the Collateral pari passu, in which case such new creditors shall become parties to the Intercreditor Agreement.

If as a result of a Net Group Company’s default, a different Net Group Company fulfills the defaulted obligation, the credit held by such person by virtue of subrogation shall be subordinated to the payment in full of all debt and other amounts owed to the Creditors. Accordingly, such Net Group Company will not be entitled to exercise any of the voting rights set forth in the Intercreditor Agreement, including as regards any decision involving the foreclosure on the Collateral, until all other Creditors have been fully repaid under the Plan. In addition, if a Controlling Shareholder fulfills any such defaulted obligation and becomes so subrogated, it will likewise not be entitled to exercise any such voting rights, although its subrogated claim will not be subordinated.

On the Closing Date, the Net Group Companies, at the request of each holder of any Senior Secured Dollar Debt New Instrument, shall confess all their indebtedness for borrowed money towards such Creditor as of such date. The instrument that shall formalize this confession shall comply with the requirements of a título executivo extrajudicial under the laws of Brazil and shall be in a form to be mutually agreed by the parties thereto.

c. Options to be offered to creditors

Under the Plan, each Creditor will be entitled to elect one or a Creditors combination of the packages described below. For purposes of such election, the credit amount of each Creditor against the Net Group Companies as of the Closing Date under all credit instruments referred to in Section I(c) above (the “Credit Amount”) will be equal to the relevant outstanding principal amount of such instrument held by such Creditor plus all accrued and unpaid interest thereon, computed at the ordinary contractual interest rate (excluding any “default” interest, commission or other penalties, which will all be waived upon the effectiveness of the Plan), through June 30, 2004.

Re-Denominated Debt

Each Creditor holding Real-denominated debt, whether represented by Commercial Loans or Debentures, shall elect, at its sole option, to receive one or a combination of three alternative packages: (a) a combination of senior debt and equity (“Option A”); (b) a combination of senior debt and convertible subordinated debt (“Option B”); or (c) solely equity (“Option C”). These packages are described more fully below.

For each R$1.000,00 Credit Amount (after any debt repurchase referred to in Section II(a) above), each Creditor holding Real-denominated obligations may elect to receive:

Option A:

  R$600,00 principal amount of senior secured debt (“Senior Secured Real Debt”); plus a number of common shares (the “Common Shares”) and preferred shares (the “Preferred Shares” and, together with the Common Shares, the “Net Shares”) of the Company, issued in the ratio of 25:75, equal to (x) the sum of (i) R$400,00 plus (ii) in the event that Closing Date is after June 30, 2004, imputed interest thereon from July 1, 2004 through the Closing Date at a rate per annum equal to CDI (as defined below) plus 2.0%, divided by (y) a per share issuance price of R$0,35 (e.g., 285 Common Shares and 857 Preferred Shares assuming the Closing Date is on or prior to June 30, 2004).

Option B:

  R$600,00 principal amount of Senior Secured Real Debt; plus

  R$400,00 principal amount of Real-denominated convertible subordinated debt (“Subordinated Convertible Debt”).

Option C:

  a number of Common Shares and Preferred Shares, issued in a ratio of 25:75, equal to (x) the sum of (i) R$1.000,00 plus (ii) in the event that Closing Date occurs after June 30, 2004, imputed interest thereon from July 1, 2004 through the Closing Date at a rate per annum equal to CDI plus 2.0%, divided by (y) a per share issuance price of R$0,35 (e.g., 714 Common Shares and 2.142 Preferred Shares assuming the Closing Date is on or prior to June 30, 2004).

US Dollar-Denominated Debt

Each Noteholder and each Creditor Party to Bilateral Agreements that relate to obligations denominated in U.S. Dollars shall elect, at its sole option, to receive one or a combination of three alternative packages: (a) a combination of U.S. Dollar-denominated senior debt and equity (“Option A-1”); (b) a combination of Real-denominated senior debt and equity (“Option A-2”); or (c) solely equity (“Option C”).

Notwithstanding the foregoing, Option A-2 will not be available to Multicanal Noteholders; therefore, each Multicanal Noteholder shall elect, at its sole option, to receive either Option A-1 or Option C.

Any conversions of U.S. Dollar-denominated obligations into Real-denominated obligations (pursuant to Option A-2) or into equity (pursuant to any of Options A-1, A-2 or C) will be made at the Exchange Rate as of the second business day prior to the Closing Date. “Exchange Rate” shall mean, for any day, the exchange rate publicly announced by the Central Bank of Brazil as the exchange rate of the U.S. Dollar under PTAX 800, Option 5 (selling rate), currency 220 on the SISBACEN Data System (or its successor) on the most recent preceding business day in Brazil.

Notwithstanding anything herein to the contrary, the Company will not be obligated to convert on the Closing Date any US Dollar-denominated obligations into Real-denominated obligations if the Exchange Rate for such date is greater than R$3,4/US$1,0 (R$3,7/US$1,0 after September 30, 2004); provided that if the Company does not convert US Dollar-denominated obligations into Real-denominated obligations on the Closing Date as a result of this limitation and the Exchange Rate subsequently declines to R$3,4/US$1,0 or below until September 30, 2004, or R$3,7/US$1,0 or below after September 30, 2004, the Company will offer any Creditors that otherwise would have been entitled to convert US Dollar-denominated obligations into Real-denominated obligations on the Closing Date the option to make such conversion within a reasonable period following the time at which the Exchange Rate has declined below such limit.

The packages to be offered to the holders of US Dollar-denominated debt are described more fully below.

For each US$1,000.00 Credit Amount (after any debt repurchase referred to in Section II(a)), each Creditor holding U.S. Dollar-denominated obligations may elect to receive:

Option A-1:

  US$600.00 principal amount of senior secured debt (“Senior Secured Dollar Debt” and, together with the Senior Secured Real Debt, the “Senior Secured Debt”); plus a number of Common Shares and Preferred Shares, issued in a ratio of 25:75, equal to (x) the sum of (i) US$400.00 plus (ii) in the event that the Closing Date occurs after June 30, 2004, imputed interest thereon from July 1, 2004 through the Closing Date at a rate per annum equal to three-month LIBOR plus 3.0%, converted into Reais at the Exchange Rate on the second business day prior to the Closing Date, divided by (y) a per share issuance price of R$0,35 (e.g., 971 Common Shares and 2.914 Preferred Shares assuming a Closing Date on or prior to June 30, 2004 and an Exchange Rate of R$3,4/US$1,0).

Option A-2 (only available to Net Sul Noteholders and Creditors Party to Bilateral Agreements):

  Senior Secured Real Debt in a principal amount equal to the Real equivalent of US$600.00 as converted into Reais at the Exchange Rate as of the second business day prior to the Closing Date; plus a number of Common Shares and Preferred Shares, issued in a ratio of 25:75, equal to (x) the sum of (i) US$400.00 plus (ii) in the event that the Closing Date occurs after June 30, 2004, imputed interest thereon from July 1, 2004 through the Closing Date at a rate per annum equal to three-month LIBOR plus 3.0%, converted into Reais at the Exchange Rate as of the second business day prior to the Closing Date, divided by (y) a per share issuance price of R$0,35 (e.g., 971 Common Shares and 2.914 Preferred Shares assuming a Closing Date on or prior to June 30, 2004 and an Exchange Rate of R$3,4/US$1,0).

Option C:

  a number of Common Shares and Preferred Shares, issued in a ratio of 25:75, equal to (x) the sum of (i) US$1,000.00 plus (ii) in the event that the Closing Date occurs after June 30, 2004, imputed interest thereon from July 1, 2004 through the Closing Date at a rate per annum equal to three-month LIBOR plus 3.0%, converted into Reais at the Exchange Rate as of the second business day prior to the Closing Date, divided by (y) a per share issuance price of R$0,35 (e.g., 2.428 Common Shares and 7.285 Preferred Shares assuming a Closing Date on or prior to June 30, 2004 and an Exchange Rate of R$3,4/US$1,0).

d. Financial Terms of New Interest Accrual from June 30, 2004. New Instruments

Notwithstanding anything to the contrary contemplated in this Term Sheet or the Commitment Letter, it is hereby expressly agreed that, if the transactions contemplated hereby are consummated, the Commercial Loans, the Debentures and the Notes will cease accruing interest at their respective contractual rates as of June 30, 2004, and the New Instruments will commence accruing interest at the rates set forth herein from July 1, 2004. On the Closing Date, the Net Group Companies will pay to the relevant Creditors in cash all interest accrued on the New Instruments from July 1, 2004 through the Closing Date at the corresponding contractual rates set forth in the New Instruments, excluding any “default” interest, commissions or penalties imposed by the Creditor under the New Instruments, provided that (x) in the case of any Senior Secured Real Debt issued to a holder of US Dollar-denominated credits pursuant to Option A-2, the amount of interest paid in respect of such instrument will be equal to the amount of interest accruing on the 60% of such holder’s Credit Amount that is to be converted into Senior Secured Real Debt from July 1, 2004 through the Closing Date at an interest rate equal to three-month LIBOR plus 3%, converted into Reais at the Exchange Rate as of the second business day prior to the Closing Date, and (y) no such cash will be paid in connection with the Subordinated Convertible Debt (but interest will accrue on the Subordinated Convertible Debt at the rates applicable thereto from July 1, 2004).

Senior Secured Real Debt Interest Rate.

The Senior Secured Real Debt will accrue interest at an annual rate equal to the CDI1 rate plus the Applicable Margin. Interest will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15 (each such date, an “Interest Payment Date”) following the Closing Date. “Applicable Margin” shall mean: (a) for any interest period prior to December 15, 2005, 2%, and (b) for any interest period starting on or after December 15, 2005, 3%.

______________________________
1) CDI shall mean the interest rate, expressed as an annual percentage, equal to the result of compounding (on a daily basis) and calculated based upon a year of 252 business days, corresponding to the interest rate for Interbank Certificates of Deposit (Certificados de Depósitos Interfinanceiros-CDI) of one business day published under the name “DI Rates – extra-group transactions” (Taxa DI – over extra grupo) by the Securities Custody and Settlement Center (Central de Custódia e Liquidação Financeira de Títulos – CETIP) or any reference rate of the National Financial System (Sistema Financeiro Nacional) that may replace it.

Senior Secured Dollar Debt Interest Rate

The Senior Secured Dollar Debt will accrue interest at a fixed annual rate of 7%. Notwithstanding the foregoing, any Creditor Party to a Bilateral Agreement that relates to obligations denominated in U.S. Dollars or any Net Sul Noteholder may, prior to the Closing Date, elect to receive instead floating rate Senior Secured Dollar Debt, which will accrue interest at an annual rate equal to three-month LIBOR2 plus 3%. Interest will be payable quarterly in arrears on each Interest Payment Date following the Closing Date.

Senior Secured Debt Amortization

The original principal amount of the Senior Secured Debt will be amortized as follows:

  70% of the original principal amount will be amortized as follows:

1.25% on March 15, 2006	total 5% in 2006
1.25% on June 15, 2006
1.25% on September 15, 2006
1.25% on December 15, 2006
3.75% on March 15, 2007	total 15% in 2007
3.75% on June 15, 2007
3.75% on September 15, 2007
3.75% on December 15, 2007
6.25% on March 15, 2008	total 25% in 2008
6.25% on June 15, 2008
6.25% on September 15, 2008
6.25% on December 15, 2008
6.25% on March 15, 2009	total 25% in 2009
6.25% on June 15, 2009
6.25% on September 15, 2009
6.25% on December 15, 2009

The remaining 30% original principal amount will be amortized in the percentage set forth below on the dates referred to in column “A – Original (Base) Date”. In case (i) the CDI rate accrued since January 2, 2004, until the last day of the prior quarter due date, or (ii) the average Exchange Rate during the second week immediately prior to the quarter payment due date; is equal to or higher than the thresholds established in the column “B – Conditions”, then the due date for the amortization of the installment referred to in column “A—original (base) date” shall automatically become the one referred to in column “C – alternative (stress) date”:

______________________________
2 LIBOR shall mean, with respect to any interest period, the London Interbank Offered Rate at which three-month U.S. Dollar deposits are offered on the London interbank market at 11.a.m (London time) two London banking days before the first day of such period, as such rate is published on REUTERS (screen page 3750) or by any substitute.

% of principal	A original (base) date	B – conditions		C – alternative (stress) date
		cumulative CDI*	f/x rate
1.25%	15/mar/2006	<= 1.417 at dec/05	<= R$ 4.00/US$	15/mar/2010
1.25%	15/jun/2006	<= 1.479 at mar/06	<= R$ 4.00/US$	15/mar/2010
1.25%	15/sep/2006	<= 1.543 at jun/06	<= R$ 4.50/US$	15/mar/2010
1.25%	15/dec/2006	<= 1.610 at sep/06	<= R$ 4.50/US$	15/mar/2010
2.50%	15/mar/2007	<= 1.680 at dec/06	<= R$ 4.50/US$	15/mar/2010
2.50%	15/jun/2007	<= 1.767 at mar/07	<= R$ 4.50/US$	15/jun/2010
2.50%	15/sep/2007	<= 1.859 at jun/07	<= R$ 4.50/US$	15/jun/2010
2.50%	15/dec/2007	<= 1.955 at sep/07	<= R$ 4.50/US$	15/jun/2010
2.50%	15/mar/2008	<= 2.057 at dec/07	<= R$ 4.70/US$	15/sep/2010
2.50%	15/jun/2008	<= 2.164 at mar/08	<= R$ 4.70/US$	15/sep/2010
2.50%	15/sep/2008	<= 2.277 at jun/08	<= R$ 4.70/US$	15/sep/2010
2.50%	15/dec/2008	<= 2.396 at sep/08	<= R$ 4.70/US$	15/dec/2010
1.25%	15/mar/2009	<= 2.521 at dec/08	<= R$ 4.90/US$	15/dec/2010
1.25%	15/jun/2009	<= 2.674 at mar/09	<= R$ 4.90/US$	15/dec/2010
1.25%	15/sep/2009	<= 2.835 at jun/09	<= R$ 4.90/US$	15/dec/2010
1.25%	15/dec/2009	<= 3.007 at sep/09	<= R$ 4.90/US$	15/dec/2010

* Cumulative CDI is the effective interest rate obtained by the daily capitalization of the daily interest rates implied by the annual CDI from January 2, 2004 to the applicable date set forth in the table.

Subordinated Convertible Debt

The Subordinated Convertible Debt will accrue interest at an annual rate equal to IGP-M3 plus 3% from July 1, 2004 until the first Interest Payment Date following the repayment in full of the Senior Secured Debt. Such interest will not be payable in cash but will be added to the principal amount of the Subordinated Convertible Debt (i) on each June 15 during which the Senior Secured Debt Remains outstanding and (ii) on the first Interest Payment Date following the repayment in full of the Senior Secured Debt. Commencing on the first Interest Payment Date following the repayment in full of the Senior Secured Debt, the Subordinated Convertible Debt will accrue interest at an annual rate of CDI plus 3%, and will be payable in cash quarterly in arrears on each subsequent Interest Payment Date. The Subordinated Convertible Debt will be evidenced by subordinated debentures (debêntures subordinadas) that will be fully subordinated to the Senior Secured Debt, including in case of payment resulting from any default of Net Group Companies and/or acceleration of their payment obligations, and which will be secured by the Collateral exclusively after full repayment of the Senior Secured Debt.

________________________
3 IGP-M shall mean the Índice Geral de Preços - Mercado or its successor, as calculated and published by Fundação Getúlio Vargas - FGV.

Until the day immediately preceding the first Interest Payment Date following the repayment in full of the Senior Secured Debt, each R$1.000,00 original principal amount of Subordinated Convertible Debt and all interest accrued thereon will be convertible, at any time, at the sole option of the holder thereof, into an aggregate of 555 Common Shares and 1667 Preferred Shares (the “Conversion Shares”). If the Company Shares are split or the Company pays any stock dividend, the number of Conversion Shares will be adjusted accordingly. The convertibility right attached to the Subordinated Convertible Debt will terminate on the day immediately preceding the first Interest Payment Date following the repayment in full of the Senior Secured Debt.

The Common Shares arising out of the conversion of the Subordinated Convertible Debt into Net Shares may be, at the option of the corresponding Creditor, contributed into the corporate capital of a CHC (as defined below) within 90 days after the date of such conversion, provided that such Common Shares have not been sold or otherwise transferred during such 90 day period.

The principal amount of the Subordinated Convertible Debt will be payable in a single bullet installment on December 15, 2012, without prejudice of the Excess Cash Flow Sweep (as defined below), which shall also apply to the Subordinated Convertible Debt after the full repayment of the Senior Secured Debt.

e. Provisions Relevant to Equity Conversion

The Net Shares will be issued pursuant to a public offering of shares and/or American Depositary Receipts – ADRs registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) and the United States of America Securities and Exchange Commission (SEC), as the case may be. Globopar will not exercise or assign its pre-emptive rights with respect to such issuance to the extent that such exercise or assignment, after taking into account the exercise of pre-emptive rights by any other Controlling Shareholder, would result in the Creditors (other than Globopar) owning, immediately after the Closing Date, less than 14.0% of the Common Shares then outstanding (as adjusted to reflect the dilution of such 14.0% level as a result of any issuance of Common Shares to Globopar in connection with the capitalization of tax credits on or prior to the Closing Date), provided that such limitation will not apply if the Company pays cash to the Creditors in lieu of the entire amount of the equity otherwise issuable to the Creditors (other than any equity issued to a Creditor that affirmatively elects to take shares rather than cash notwithstanding the failure of the Creditors as a whole to own such minimum amount of Common Shares).

In such offering the Company may accept subscriptions from third parties (shareholders or not) in cash for a price of not less than R$0,35, although the Company does not intend to have any special selling efforts developed by the underwriter(s).

The proceeds received from third parties, including Company’s shareholders, as a result of the new Net Shares subscription will be used to repay, on a pro-rata basis, Creditors who have opted for Options A, A-1, A-2 and C and who, consequently, will not be entitled to receive the corresponding Company’s shares, as follows: (a) the Company will deliver to each such Creditor, in the priority described below, the sum of R$0,35 for each Net Share otherwise deliverable to such Creditor, and (b) in case the share issue price is above R$0,35, 80% of the amount of the difference shall be used by the Company to prepay, on a pro-rata basis, the Senior Secured Debt. In the event that only portion of the shares otherwise issuable to the Creditors choosing Options A, A-1, A-2 or C may be issued to such Creditors, the shares available for issuance to the Creditors shall be allocated as follows: first, to the Creditors choosing Option C, on a pro-rata basis, and second to the Creditors Choosing Options A, A-1 and A-2, on a pro-rata basis. Notwithstanding the foregoing, if the Closing Date is a date before the eighth anniversary of the Net Sul Notes (October 15, 2005), the holders of such Net Sul Notes will in no event receive cash rather than equity shares (which shares will be restricted as to prohibit their transfer prior to such eighth anniversary) unless the parties agree on a structure that allows such holders to get cash without jeopardizing the tax benefits associated with the Net Sul Notes.

The new Common Shares and Preferred Shares will be issued in a ratio of 25 Common Shares to 75 Preferred Shares. The Net Shares that shall be issued under the Plan shall carry exactly the same rights of the Company’s existing shares (except in respect to the transfer restrictions referred to herein in the case of the shares issuable upon the conversion of Net Sul Notes).

Notwithstanding anything herein to the contrary, the total number of Net Shares issuable pursuant to the Plan (including shares issuable upon the conversion of the Convertible Subordinated Debt and the exercise of any warrant to be released upon the transaction referred to in Section II(a) above) will be no greater than 456,255,499 Common Shares and 1,368,766,497 Preferred Shares, in the aggregate. Any excess Option C elections that would result in such limits being exceeded will be reallocated, on a pro-rata basis, to other options, in accordance with the order of priority given by each Creditor electing Option C before the Closing Date. The bank that shall structure and coordinate the issuance of the Net Shares shall be a 1st tier bank with proven experience in capital markets transactions in Brazil and which, except as may be agreed by a majority of the Committed Creditors, shall not be a creditor of any Net Group Company, whether such creditor has adhered to the Plan or not.

f. Prepayments

Optional: The Net Group Companies may prepay, partially or in full, their obligations under the New Instruments at any time without penalty or premium.

Mandatory: The Net Group Companies shall be obligated to prepay obligations under the New Instruments (a) out of Excess Cash Flow as provided in Section II(g)(3); (b) in the event of the issuance of new debt or equity as provided in Section II(g)(7) and II(g)(8); (c) in the event of the sale of assets as provided in Section II(g)(5); or (d) in the event of prepayment of other obligations as provided in Section II(g)(16).

Provisions Applicable to All Prepayments: All prepayments, whether optional or mandatory, will be applied on a pro-rata basis as follows: (a) first, to repay principal on the Senior Secured Debt in reverse order of maturity (together with the corresponding accrued and unpaid interest on such prepaid principal), and (b) once the Senior Secured Debt is fully repaid, then to prepay principal on the Subordinated Convertible Debt (together with the corresponding accrued and unpaid interest on such prepaid principal). Notwithstanding the foregoing, in the event that a Net Group Company proposes to prepay any LIBOR-based loan on any date other than an Interest Payment Date, any holder of such a loan may by notice to the Company request that its loan not be prepaid until the next succeeding Interest Payment Date, in which case the relevant Net Group Company will so defer such prepayment to such holder and will keep the amount otherwise payable to such holder on the original prepayment date on deposit in a segregated account of such Net Group Company at a bank that is one of the Creditors holding LIBOR-based loans.

g. Covenants under the New Instruments

The New Instruments shall be subject to covenants that are customary for Commercial Loans, Debentures and Notes, respectively. These will include the covenants contained in the existing instruments, mutatis mutandis (except where such covenants are no longer relevant or appropriate), and the following covenants (except that any maintenance covenants will be structured as incurrence covenants in the case of New Instruments structured as publicly-traded Notes).

1. Delivery of Financial Statements

The Company will keep its books and accounts in accordance with Brazilian GAAP and will deliver to the Creditors (a) its annual audited consolidated financial statements, prepared in accordance with Brazilian and U.S. GAAP, within 90 days of year end and (b) its quarterly unaudited consolidated financial statements, prepared in accordance with Brazilian and U.S. GAAP, within 60 days of the last day of each quarter other than the fourth quarter.

2. Delivery of quarterly compliance certificates

Simultaneously with the delivery of the financial statements, the Company shall deliver to the Creditors, officers’ certificates of compliance with the Net Group Companies’ obligations under the New Instruments. Compliance with financial covenants will be determined in accordance with Brazilian GAAP.

The Company will follow its current practice and applicable Brazilian disclosure requirements with respect to information disclosed publicly to its shareholders and creditors, and will not reduce the level of public disclosure from that currently provided. In addition, the Company will provide creditors on a confidential and non-public basis information regarding gross additions of subscribers and capital expenditures.

The Company shall deliver to the Collateral Agent a quarterly officer’s certification stating that all Collateral, including that obtained during the preceding quarter, has been properly pledged to the Collateral Agent on behalf of the Creditors and remain valid and enforceable.

3. Excess Cash Flow Sweep

The Net Group Companies will prepay the Senior Secured Debt on a pro rata basis in reverse order of maturity—considering the column “A – original (base) date” referred to in Section II(d) above as the amortization schedule—on each June 15, commencing on June 15, 2006, in an amount equal to the Applicable Percentage of the Company’s Excess Cash Flow, if any, for the preceding fiscal year, provided that the Minimum Cash Balance would be maintained following such prepayment. After the Senior Secured Debt has been fully repaid, the Excess Cash Flow sweep will apply to the Subordinated Convertible Debt.

For purposes of this covenant:

“Applicable Percentage” shall mean (a) with respect to the fiscal years ended on or prior to December 31, 2007, 70%; (b) with respect to the fiscal year ended December 31, 2008, 75%; (c) with respect to the fiscal year ended December 31, 2009, 80%; and (d) with respect to the fiscal years ended on or after December 31, 2010, 85%.

“Excess Cash Flow” shall mean, for any fiscal year, EBITDA minus capital expenditures, minus interest and principal payments made in respect of the Company’s indebtedness, minus tax payments, plus or minus, as applicable, changes in working capital, plus, with respect to fiscal years commencing on or after January 1, 2006, any Excess Cash Flow amounts from the prior fiscal year that were not used to prepay indebtedness as a result of the Minimum Cash Balance limitation.

“EBITDA” shall mean the Company’s consolidated earnings before interest expense, tax expense, and depreciation and amortization expense, excluding non-operating gains and losses (e.g., restructuring expenses, gains or losses from asset sales, non cash provisions and non-recurring gains or losses).

“Minimum Cash Balance” shall mean R$120 million, adjusted annually by IGP-M from January 1, 2004 and adjusted for any committed expenses as of the end of the prior year that remain unpaid.

The definitions of Excess Cash Flow and EBITDA will be defined more precisely in the definitive documentation for the New Instruments, it being understood that such definitions, to be set forth in the New Instruments, shall supersede the ones herein.

4. Governmental Authorizations

The Net Group Companies shall promptly from time to time obtain or make, and maintain in full force and effect, all licenses, recordings, registrations, consents or authorizations of, or approvals by, any government authority from time to time under the laws of Brazil for the making and performance by them of the Transaction Documents (as defined below).

5. Limitation on Asset Sales

The Net Group Companies will not engage in the sale of material assets unless (a) the relevant company receives consideration at the time of such asset sale at least equal to fair market value; (b) except in the case of swaps of operating assets (to be further defined in the definitive agreements), at least 80% of the consideration therein received by the company is in the form of cash; (c) 80% of the net amount of said cash is used to immediately prepay the obligations under the New Instruments on a pro rata basis in reverse order of maturity (excluding the Subordinated Convertible Debt until the Senior Secured Debt has been duly repaid); (d) such asset sale will not materially adversely affect or materially impair the value of the Collateral, materially impair the ability to realize such value or materially impair the maintenance or operation of the Collateral; and (e) in the case of any individual sale of assets or series of sales of similar assets during any 12-month period with an aggregate value of greater than R$75 million (increased annually by IGP-M from January 1, 2004), such sale or sales shall be subject to the receipt of an independent evaluation made by a reputable third party.

6. Limitation on Capital Expenditures

The Net Group Companies will not make any capital expenditure for any fiscal year in excess of (a) in the case of 2004, US$50 million and (b) in the case of any year subsequent to 2004, US$50 million increased by the US consumer price index from December 31, 2003 to the last day of the immediately preceding year. The Net Group Companies shall not make capital expenditures in any fiscal quarter in excess of 50% of the applicable maximum for the respective fiscal year. Up to 20% of the amount of permitted Capital Expenditures in any year may be carried over to the next subsequent year. The limitation on capital expenditures provided herein shall cease to exist from and after such time as the Maximum Total Debt to EBITDA Ratio measured at the end of each of four consecutive fiscal quarters is equal to or less than 1.0x.

7. Limitation on New Indebtedness

The Company shall not incur new indebtedness for borrowed money (including by way of capital lease, but not including indebtedness under the New Facility) unless (a) it does not result in any breach to the financial covenants of the Plan, (b) except in the case of capital leases or purchase money indebtedness, 80% of proceeds are used promptly to prepay debt existing under the Plan on a pro rata basis in reverse order of maturity (excluding the Subordinated Convertible Debt until the Senior Secured Debt has been duly repaid under the Plan) and (c) such incurrence is not otherwise prohibited in the Transaction Documents.

8. Prepayment out of Equity Issuances

The Company shall not issue any equity unless it applies 70% of the net cash proceeds of the issuance that are in excess of the amount, if any, required to bring the amount of the Company’s cash and cash equivalents to a level equal to the Minimum Cash Balance to prepay its obligations under the New Instruments, ratably in reverse order of maturity (excluding the Subordinated Debt until the Senior Secured Debt has been duly and fully repaid.)

9. Limitation on Liens

The Net Group Companies shall not create any liens on any of their assets except for those expressly permitted in the Transaction Documents.

10 Limitation on Transactions with Affiliates

Except as otherwise permitted under the Plan, the Net Group Companies shall not enter into any transaction with any of their affiliates that is: (a) not in the ordinary course of business, (b) inconsistent with past practices, or (c) on terms less favorable to the given company than on an arm’s-length basis.

11. Minimum EBITDA to Interest Ratio

The Net Group Companies shall maintain the ratio, as of the end of each fiscal quarter, of the consolidated last 12 month EBITDA minus capital expenditures to consolidated last 12 month interest expense on financing indebtedness (pro forma for the new capital structure under the Plan, and excluding interest that is not required to be paid in cash) at least as follows:

3Q 2004 through 4Q 2004	1.10x
2005	1.25x
2006	1.35x
2007	1.90x
2008	2.70x
2009 onwards	4.80x

12. Maximum Total Debt (excluding Subordinated Convertible Debt) to EBITDA Ratio

The Net Group Companies shall maintain the ratio as of the end of each fiscal quarter of their consolidated total debt (including capital leases, pro forma for the new capital structure under the Plan, and excluding the Subordinated Convertible Debt until such time as the Senior Secured Debt is fully repaid) to their consolidated last 12 months EBITDA at no more than the following limits:

3Q 2004 through 4Q 2004	3.2x
2005	3.0x
2006	2.5x
2007	2.0x
2008 onwards	1.5x

13. Notice of Default

The Net Group Companies shall notify the Creditors promptly of any default or event of default.

14. No Transactions that Would Result in Violation of Financial Covenants

The Net Group Companies shall not enter into any transaction if, immediately following the consummation thereof, they would not be in compliance, according to the Net Group Companies’ pro forma calculations, with the Total Debt to EBITDA Ratio covenant, the EBITDA to Interest Expense Ratio covenant or any other financial covenant to which they will be bound under the Plan.

15. Pari Passu Obligations

The Net Group Companies shall always cause their obligations under the New Instruments other than the Subordinated Convertible Debt, to rank at least pari passu with all of their other present and future secured debt.

16. Prepayments of Other Indebtedness

The Net Group Companies shall not prepay any principal due in respect of any indebtedness that is outstanding on the effective date of the Plan, defease any such debt prior to any scheduled payment date, repurchase any such debt or purchase any participation therein prior to maturity, except:

(a) as specifically permitted by the Plan; and

(b) to the extent that a pro rata prepayment (excluding the Subordinated Convertible Debt until the Senior Secured Debt has been fully repaid under the Plan) is contemporaneously made to the Creditors in reverse order of maturity.

17. Restricted Payments

Until the full payment of the obligations under the Plan, the Net Group Companies will not make any “Restricted Payments”, which shall include: any (a) payment or distribution, directly or indirectly, whether in cash or other property, in respect to the equity of the relevant company: (i) in respect to the Company, of any dividends or any interest on capital (juro sobre capital próprio), except for interest on capital which is immediately and fully capitalized and as otherwise required by applicable law or current charter documents, (ii) in respect to the purchase, acquisition, redemption, retirement, defeasance, or other acquisition for value of any of its capital stock or any warrants, rights, or options to acquire such capital stock, now or hereafter outstanding, or (iii) in respect of the return of any capital to the Company’s shareholders as such, or (b) loans made by the Net Group Companies to any affiliate of the Net Group Companies, except as expressly permitted by the New Instruments.

In addition, the Unrestricted Subsidiaries shall be authorized to make dividend distributions consistent with their current dividend policy. The Net Group Companies that participate in such companies shall not vote in favor of any change to such current policies if the effect of such change is to increase the required dividend distributions.

18. Restrictions on New Subsidiaries

Any new subsidiary of the Net Group Companies that may be created or acquired during the effectiveness of the Plan shall become a Guarantor of the New Instruments under the Plan, without any benefit of order (benefício de ordem), except that the definitive documentation of the New Instruments may provide for “unrestricted subsidiaries” on customary terms.

19. Corporate Existence

Except as otherwise permitted by the Plan or as it involves the permitted merger of Net Group Companies, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and the corporate, partnership, or other existence of each of its Subsidiaries and (b) the material rights, licenses and franchises of the Net Group Companies.

20. Creditor Access to Company Records

The Net Group Companies shall maintain appropriate books and records. Subject to customary limitations, including as to confidentiality, the Net Group Companies shall permit representatives of the Creditors, at the expense of the Creditors, to examine, copy and make extracts of their books and records, to inspect any of their properties, and to discuss their business and affairs with their officers and outside accountants, provided that during the period of an Event of Default such examination shall be at the expense of the Company (subject to agreement on a reasonable budget taking into consideration a scope to be reasonably defined by the Creditors). The Company will cause its auditors to provide a confidential report to the Creditors in a form to be agreed, and a copy of any report of such auditors to Company management.

21. Corporate Restructuring

The Net Group Companies shall covenant to take all measures under their control necessary to implement the corporate restructuring described on “Schedule 4” pursuant to which the majority of the Company’s subsidiaries will be consolidated by no later than December 31, 2006, so long as such restructuring does not result in the loss of any tax loss carry forward.

22. Permitted Investments

The Net Group Companies shall not maintain any investments except (a) existing investments, (b) future investments in Subsidiaries that are Guarantors under the Plan, (c)(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), (ii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of any other country that has an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of such government) and (iii) direct obligations of the National Treasury of Brazil or of the Central Bank of Brazil that are accounted for as short-term investments by the holder thereof, (d) fixed-income mutual funds managed by a financial institution, which funds are either: (i) widely-held funds in which the Net Group Companies do not hold an interest in excess of 30% in the aggregate or (ii) permitted to invest only in other similar cash equivalents and (e) pre- or post-fixed certificates of deposit (certificados de depósito bancário pré ou pós fixados) issued by any bank organized under the laws of Brazil that either: (i) has an adjusted net worth (patrimônio líquido ajustado) of at least the applicable Brazilian currency equivalent of US$100,000,000, (ii) has a local rating with respect to its certificates of deposit of not less than investment grade by Standard & Poor’s Ratings Services (or its affiliates), Moody’s Investors Service, Inc. (or its affiliates) or another nationally recognized rating agency in Brazil or (iii) is a branch or subsidiary of a non-Brazilian bank that has a rating in respect of its short-term obligations of not less than investment grade by Standard & Poor’s Ratings Services (or its affiliates) or Moody’s Investors Service, Inc. (or its affiliates), and (d) other investments to be agreed permitted by the New Instruments.

23. Other Covenants

The Transaction Documents shall include other customary covenants, including with respect to:

  Compliance with Laws

  Payment of Taxes

  Insurance

  Maintenance of Properties

  Compliance with Material Contracts

  Limitation on charter amendments

  Limitation on Accounting Changes

  Limitation on Speculative Transactions

  No Changes in Corporate Purpose

III. Collateral and Related Matters

The collateral package to secure the Net Group Companies’ obligations in connection with the Senior Secured Debt until it is fully repaid and, thereafter, the Subordinated Convertible Debt, will include the following:

a. Subsidiaries’ Share Pledge

Net Group Companies will pledge to the Creditors all of the Subsidiaries’ shares held by them (the “Pledged Subsidiary Shares”).

b. Network Assets Pledge

The Net Group Companies will pledge to the Creditors all network assets (“Pledged Network Assets”). All Net Group Companies that own network assets will be parties to a single agreement. Each pledged asset will be duly identified in a schedule to the relevant agreement. This schedule will be updated on a quarterly basis.

c. Receivables

Net Group Companies operating in the cities of São Paulo, Santos and Rio de Janeiro will pledge to the Creditors 100% of their accounts receivable from subscribers (the “Pledged Receivables” and, together with the Pledged Subsidiary Shares, the Pledged Network Assets, and the Centralized Accounts (as defined below), the “Collateral”). A centralized accounts structure shall be established at the satisfaction of the Creditors into which the 100% of the funds relating to the Pledged Receivables will be deposited (the “Centralized Accounts”), which funds will be applied as described in the next succeeding paragraph. The Centralized Accounts will be pledged to the Creditors. Notwithstanding the foregoing, the relevant pledge agreement will contain mutually satisfactory provisions pursuant to which the Creditors’ right to foreclose on more than 30% of the Pledged Receivables or the proceeds thereof will be restricted.

While there is no default under the New Instruments by Net Group Companies, the funds deposited in the Centralized Accounts will be immediately transferred to one or more separate accounts of the Net Group Companies to which the Net Group Companies will have unrestricted access. In case of default and foreclosure, 30% of the funds flowing through the Centralized Accounts shall be used to repay the Senior Secured Debt (and after the Senior Secured Debt is fully repaid, the Subordinated Convertible Debt), and the remaining 70% of the funds flowing through the Centralized Accounts will be immediately transferred to one or more separate accounts of the Net Group Companies to which the Net Group Companies will have unrestricted access.

Any security interest in the Collateral referred to above shall be perfected in accordance with the duly applicable laws and shall be in any case of first priority. All costs and expenses associated with the perfection and maintenance of the security interests will be borne by the Company.

IV. Company and Intercreditor Covenants

Under the Transaction Documents:

  The Company shall covenant to inform the Collateral Agent within two business days of becoming aware thereof, of the occurrence of any (a) default or event of default, (b) action by any Creditor to accelerate the debt owing to it by the Net Group Companies or (c) legal action by any Creditor to enforce such debt.

  The Intercreditor Agreement shall establish that any enforcement action in respect of the Collateral and any waiver or amendment of the Intercreditor Agreement or the documents formalizing the pledge of the Collateral shall be subject to the approval of Creditors representing no less than 60% of all outstanding obligations under the Senior Secured Debt and, after the Senior Secured Debt has been repaid in full, two-thirds of all outstanding obligations under the Convertible Subordinated Debt.

  If the Creditors order the Collateral Agent to foreclose on the Collateral, the proceeds thereof will be applied as follows:

    first, to pay fees, expenses and other amounts due to the Collateral Agent;

    second, pro rata, to each holder of Senior Secured Debt to repay interest, fees, expenses and other amounts then due to such holders;

    third, pro rata, to each holder of Senior Secured Debt to repay principal then due to such holders;

    fourth, pro rata, to each holder of Subordinated Convertible Debt to repay interest, fees, expenses and other amounts then due to such holders;

    fifth, pro rata, to each holder of Subordinated Convertible Debt to repay principal then due to such holders; and

    sixth, to be returned to the Net Group Companies, as the case may be.

V. Representations and Warranties

The New Instruments will contain customary and appropriate representations and warranties from all Net Group Companies, as shall be agreed by the Company and the Creditors. Subject to customary and appropriate exceptions and limitations, such representations shall include, but not be limited to:

  Net Group Companies are duly incorporated, authorized and licensed to carry out their business and are validly existing.

  Net Group Companies have powers, approvals, authorization (including corporate authorizations) and licenses to enter into the transactions.

  Enforceability of Transaction Documents.

  Status of existing indebtedness.

  Status of the corporate capital of each of the Net Group Companies.

  Delivery and accuracy of financial statements in accordance with Brazilian GAAP duly audited regarding the fiscal year ended on December 31, 2003, including as regards liabilities reflected therein.

  Delivery and accuracy of unaudited quarterly financial statements for periods after December 31, 2003.

  No material adverse change since March 31, 2004.

  No conflicts.

  Net Group Companies have good title or valid leasehold of their properties.

  Intellectual property issues.

  Non-existence of liens.

  Compliance with laws, regulations and agreements.

  Terms and conditions and enforceability of programming and suppliers’ agreements and their respective debt renegotiation.

  Accuracy of disclosure.

  Absence of any agreement between the Company and any Creditor that is in conflict with the Plan.

VI. Events of Default

The New Instruments will contain events of default customarily found in similar financings, including, without limitation, the following:

  Failure to pay any sum when due in accordance with the New Instruments (subject to applicable grace periods to be negotiated).

  Material misrepresentation.

  Failure to maintain any financial ratio required by the Transaction Documents.

  Failure to perform or comply with (within a specific period of time, where customary and appropriate, after notice or knowledge of such failure) any other term or covenant of the Transaction Documents.

  Default on debt obligations in a principal amount in excess of R$30 million, as adjusted by IGP-M since January 1, 2004, if the effect of such default is to cause or permit the acceleration of the maturity of the obligation.

  Any bankruptcy, concordata, intervenção, insolvency or similar proceeding instituted against the Net Group Companies that is not fully secured by a depósito elisivo.

  The entry of one or more judgments aggregating in excess of R$30 million, as adjusted by IGP-M since January 1, 2004, against any Net Group Company that remains unsatisfied and with respect to which there shall be a period of 30 consecutive days during which a stay of enforcement, by reason of a pending appeal (or right of appeal), the posting of a guarantee (penhora), or otherwise, shall not be in effect.

  Unenforceability against any Net Group Company of any Transaction Document.

  Failure, at any time, of any security document of the Plan (other than to the extent permitted by the terms thereof) to create a valid and perfected first priority security interest in any material Collateral purported to be covered thereby.

  Any expropriation, confiscation, requisition, nationalization or other action by the Brazilian Government that deprives the Net Group Companies of a substantial portion of their assets.

  A change of control, as defined in the current by-laws of the Company (subject to such exceptions as may be agreed to in the definitive documentation of the New Instruments); it being understood that any decrease in the percentage ownership of the Company’s voting stock by the Controlling Shareholders or their affiliates as a result of the Company’s listing on the Novo Mercado and the corporate actions required to consummate such listing will not give rise to a change of control.

  Any inability, legal or de facto, of the Net Group Companies to receive or remit U.S. Dollars necessary to pay obligations under the New Instruments, which results from: (a) any restriction or action by the Central Bank of Brazil or the Brazilian Government; (b) any declaration of banking moratorium or suspension of payments by banks in Brazil; or (c) any war, civil strike or other similar events or escalation thereof in which Brazil is involved.

During the continuance of any event of default, the debt evidenced by the New Instruments under any facility may be accelerated at the direction of Creditors holders of Senior Secured Debt representing no less than a majority of all outstanding obligations under such facility (excluding the Subordinated Convertible Debt until the Senior Secured Debt is fully repaid).

Notwithstanding the foregoing, any inability of the Net Group Companies to pay any amount due in U.S. Dollars as a result of any law, regulation, directive, communication or action imposed, issued or taken by the Government of Brazil or the Central Bank of Brazil or any competent authority in Brazil imposing foreign exchange controls or other restrictions which has the effect of prohibiting, preventing or delaying the payments in U.S. Dollars to the Creditors (any of the foregoing, a “Dollar Constraint”), will not constitute an Event of Default provided that the Company complies with the following provisions, and provided, further, that this provision will be modified in respect of any New Instruments having the benefit of political risk insurance or guarantees in order to allow the Creditor to take advantage of such insurance or guarantee in these circumstances. In case the Company shall determine that a Dollar Constraint has occurred and will affect any payment regarding the New Instruments, the Company shall notify the affected Creditors and each such affected Creditor may elect, in its sole discretion, to receive such payment either (i) in Brazil in the lawful currency of Brazil on the date such payment is due; or (ii) abroad in US Dollars promptly after such Dollar Constraint ceases to exist. In respect of the amounts due to any Creditor that elects item (ii), the Company must deposit, on the due date, in an escrow account for the benefit of such Creditor, the Brazilian currency equivalent of the amount otherwise due in U.S. Dollars. Upon the termination of the Dollar Constraint, the Company shall convert the funds so deposited in escrow into U.S. Dollars and remit to such Creditor the amount so converted together with such additional amount, if any, of U.S. Dollars that may be necessary for the payment of the amount originally due.

VII. Other Issues

a. Governance

The Creditors who choose to receive Common Shares (including those Common Shares arising out of the conversion of Subordinated Convertible Debt) shall be entitled to, at their sole option, enter into a new Company’s shareholders’ agreement (“Shareholders’ Agreement”), through a Brazilian holding company and an offshore holding company (the “Creditors’ Holding Companies”, or “CHC”), with the Controlling Shareholders and the Company, provided that such option will be structured to avoid any need for the CHCs to be registered under the U.S. Securities Act, Exchange Act or Investment Company Act. The adherence to the Shareholders’ Agreement shall be made exclusively through the contribution of Common Shares to CHC within 90 days of the debt/equity swap date. Subject to the provisions of the next paragraph below, during this 90-day period such shares may be (i) freely tradable among the Creditors participating in the Plan, it being understood that shares resulting from the conversion of the Net Sul Notes may only be transferred to non-Brazilian residents, and (ii) tradable with third parties, provided that in this latter case, Creditors’ will be granted a 5-day period to exercise their respective rights of first refusal and such third parties may not contribute their shares into CHC’s corporate capital, provided further that no such third party may become a shareholder of CHC. Any Common Shares that are not contributed into CHC’s corporate capital within the 90-day period set forth herein shall be freely tradable at any time (subject to the restrictions set forth in the following paragraph). The corporate documents of the CHC will not allow any Creditor that is not a financial institution and that operates or is Affiliated with a company that operates in the media, telecom or internet sectors to have any voting rights in respect of the CHC. The corporate documents of CHC (particularly in the CHC shareholders’ agreement) shall not conflict with any provision herein or any provision of the Shareholders’ Agreement.

Notwithstanding the generality of the foregoing, and in order to permit the Net Group Companies to comply with the applicable Brazilian tax laws, all Net Shares or ADRs received by Creditors as a result of the debt/equity swap of the Net Sul Notes shall be non-tradable until the eighth anniversary of the issuance of the Net Sul Notes (October 31, 2005), except to the extent that the Company and the Creditors agree on a structure that allows such transfers without jeopardizing the tax benefits associated with the Net Sul Notes. With the exception of the preferred shares under the debt to equity swap of the Net Sul Notes referred to above, all the preferred shares received by Creditors as part of the plan will be immediately freely tradable. Any transfer of CHC shares shall be subject to other CHC shareholders’ right of first refusal. Only if the other CHC shareholders do not exercise their right of first refusal is that the other shareholders party to the Shareholders’ Agreement will have a right of first refusal in proportion to their common shareholding in the Company, it being understood that in such an event, the other shareholders party to the Shareholders’ Agreement shall be entitled to receive the underlying Net Shares rather than CHC shares and that such Net Shares will be released from the CHC.

CHC shall have the same first refusal, preemptive, tag-along and drag-along rights currently provided under the Shareholders’ Agreement, it being understood, however, that the other shareholders party to the Shareholders’ Agreement shall not have any tag-along right (other than the one already contemplated in the Company’s by-laws) in connection with any sale of shares made by CHC and that CHC may at any time after giving notice to the other shareholder party to the Shareholders’ Agreement request the release of its shares from the Shareholders’ Agreement and effect a sale at the stock exchange; it being understood that in that case the acquirer of such shares will not be party to the Shareholders’ Agreement. Any private transaction involving shares held by CHC will be subject to right of first refusal of the other shareholders party to the Shareholders’ Agreement. Moreover, CHC shall have the same right presently granted to BNDESpar, pursuant to which it shall be entitled to divest its shares by means of a public offer.

Certain matters to be approved at Shareholders’ General Meetings and Board of Director’s meetings shall be subject to the approval of Globopar and at least two of CHC, Bradespar and Bndespar, while other matters will be subject to the favorable vote of CHC. For such purposes, “Schedule 5” hereto summarizes the changes to be implemented in the Shareholders’ Agreement.

Moreover, CHC will have the right to jointly appoint one Board of Directors’ member and one Audit Committee or Supervisory Board (“Conselho Fiscal”) member of the Company.

The governance rights granted to CHC under the Shareholders’ Agreement will be valid as long as CHC holds at least 3.5% of the Net Common Shares outstanding at any time (as adjusted to reflect the dilution of such 3.5% as a result of the issuance of Common Shares to Globopar in connection with the capitalization of tax credits). The special governance rights granted to the CHC, which are set forth in their entirety in item 1 of “Schedule 5” to this Term Sheet, shall be valid (a) for so long as CHC holds a number of shares equal to or greater than 8.0% of the outstanding Net Common Shares (as adjusted to reflect the dilution of such 8.0% as a result of the issuance of Common Shares to Globopar in connection with the capitalization of tax credits) or (b) for a period ending 10 years as from the Closing Date, whichever occurs first. If on the 4th anniversary of the Closing Date the Company has fully complied with its payment obligations arising out of the Plan, then the time period referred to in letter (b) above would be deemed to be reduced to 4 years as from the Closing Date.

b. Governance of Holding Companies

The incorporation documents and additional governance documents of the CHC will establish, among other things:

  Procedure for sale of the shares held in the Company.

  Rules on transfer of CHC shares.

  Governance rules.

  Exercise of voting rights at the CHC level.

c. Financial Adviser Compensation

The monthly advisory fee due by the Net Group Companies to the Blackstone Group shall not exceed US$150,000 and the restructuring fee shall not exceed US$3,000,000.

d. Globopar Credits

“Schedule 6” sets forth all Credit Amounts held by Globopar as April 30, 2004 and all tax credits held by Globopar in relation to the Company. Globopar shall be entitled to capitalize its credits against the Company (consisting of debentures currently held by it, any subrogated IFC credit and tax credits) in the issuance of Net Shares that will occur in connection with the restructuring.

VIII. Documentation

The Plan will be implemented through the execution of the following main documents, among others (the “Transaction Documents”):

  New Instruments.

  Debt Confession Instruments.

  Intercreditor Agreement.

  New Shareholders’ Agreement.

  Security Agreements:

    Subsidiaries Share Pledge Agreement.

    Network Assets Pledge Agreement.

    Receivables Pledge Agreement.

  Holding Companies corporate documentation and Shareholders’ Agreements.

IX. Miscellaneous

a. Increased Costs

The Net Group Companies will indemnify each Creditor holding LIBOR loans for its actual and documented losses, if any, due to increased costs associated with such Creditor’s agreement to make, fund or maintain the debt that arise as a result of a change of law that increases in the amount of capital required to be maintained by such Creditor or any corporation controlling such Creditor in respect of the New Instruments, subject to customary exceptions and qualifications to be agreed.

b. Payment Free and Clear of Withholding and IOF Taxes

All payments under the Dollar-denominated New Instruments held by non-Brazilian persons will be made free and clear of Brazilian withholding taxes.

c. CDI Rate

If for any reason the CDI rate can not be validly used as an index to adjust the economic terms set forth under the Plan, the SELIC rate (or its successor) shall apply, provided that if the impossibility to use the CDI rate is temporary, the CDI rate shall apply to the Plan immediately after such impossibility ceases.

d. Amendment and Waiver

Amendment and waiver of any provision under each New Instrument and any other Transaction Document may be effected by the approval of Creditors representing no less than 2/3 of all outstanding obligations under such New Instrument (except in the case of New Instruments constituting publicly traded notes or debentures, which will have amendment and waiver provisions consistent with those of the Multicanal Notes and the Debentures, respectively), provided that (x) no such amendment or waiver shall release any of the Collateral without the approval of Creditors representing at least 85% of the outstanding obligations under the New Instruments (subject to customary exceptions and qualifications to be contained in the definitive documents for the New Instruments regarding sales of properties permitted under the definitive documentation) and (y) no such amendment or waiver shall, without the consent of each Creditor affected, (i) reduce the outstanding principal amount of the debt, (ii) reduce the rate of interest thereon, (iii) postpone the time or change the place or the currency of payments to be made on the debt, (iv) increase commitments, or (v) reduce fees.

Any amendment to any New Instrument that would cause an increase of the interest rate, fees, penalties or other amounts payable thereunder by the Net Group Companies or an amendment to any of the scheduled principal repayment dates thereunder if the effect thereof is to require that any such repayment be made earlier will also require the express approval of Creditors representing no less than two-thirds of all outstanding obligations under all New Instruments.

e. Costs and Expenses

The Company will reimburse or pay reasonable and documented costs and expenses of the Collateral Agent (not including Collateral Agent’s internal counsel) incurred in connection with the transactions contemplated hereby.

The Company will pay the reasonable and documented costs and expenses of the Committed Creditors, as set forth in the Commitment Letter. The Company will also pay any IOF or CPMF taxes due as a result of the funding of any New Instruments, and will reimburse the Creditors for any fines imposed by governmental entities as a result of foreign exchange laws and regulations related to import facilities that have not been timely settled as a result of the default of a Net Group Company.

The Company will reimburse or pay the reasonable and documented costs and expenses (including reasonable attorneys’ fees)incurred through the Closing Date in connection with the structuring and formation of the CHC.

f. Other

Indemnification of the Collateral Agent and Creditors for any liabilities arising out of the Plan.

X. Conditions Precedent to Effectiveness

Customary conditions, including:

a. Adherence

At least 95% of all Creditors shall have formally adhered to the Plan, provided that individual Creditors that do not adhere to the Plan shall be acceptable to a majority of the Committed Creditors.

b. Management Compensation plan

There shall have been no material changes to the management compensation plan and the CEO retention plan previously disclosed to the Committed Creditors.

c. Programming Agreements

A majority of the Committed Creditors shall be satisfied with the programming agreements renegotiation.

d. Governmental Approval

All governmental approvals necessary to be obtained by the Company in connection with the Plan shall have been obtained, including the approval of the Central Bank of Brazil of the relevant amendments to terms and conditions of the current foreign obligations and the granting of any offshore corporate guarantees, as applicable.

e. Legal Opinions and Officers and Auditor Certificates

Customary legal opinions of Company’s counsel for Brazilian and U.S. law, as well as for any other applicable jurisdiction, and Company’s officer and auditor certificates shall have been delivered for the benefit of the Collateral Agent and the Creditors in form and substance reasonably satisfactory to a majority of the Committed Creditors.

f. Third Party Consents

Any necessary third party consents and waivers, including as regards negative pledge and ratable security covenants, shall have been obtained.

g. Collateral

Collateral will have been pledged to the Creditors as required under the Plan.

h. Credit Committee Approval

The credit committees of the relevant Creditors shall have approved the Plan.

i. Material Adverse Changes

There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Net Group Companies since March 31, 2004.

j. Litigation

There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Net Group Companies other than litigation already disclosed by the Net Group Companies.

k. Payment of Fees and Expenses

All accrued reasonable and documented fees and expenses of the Collateral Agent (including reasonable fees and expenses of counsel to the Collateral Agent) shall have been paid in full.

l. Representations and Warranties

Bring-down of representations and warranties.

XI. Governing Law

All Transaction Documents—except for U.S. Dollar-denominated New Instruments related to the Notes and Commercial Loans, which will be governed by New York law—will be governed by the laws of Brazil.

XII. Jurisdiction

Any dispute involving the Brazilian law agreements shall be settled by the courts sitting in the City and State of São Paulo, while the New York law agreements shall be settled by courts sitting in the Borough of Manhattan, City and State of New York. Agent for service of process shall be appointed by the Net Group Companies in New York at their expense.

XIII. Confidentiality

Unless otherwise set forth in the Transaction Documents, the terms and conditions contemplated by this term sheet shall be treated as confidential information by the parties.

XIV. Language

This Plan shall be executed in the English and Portuguese languages. Should there be any inconsistency between the English version and the Portuguese version, the Portuguese version shall prevail for agreements governed by Brazilian law and English will prevail for agreements governed by New York law.

Schedule 1 to the Term Sheet

Unrestricted Subsidiaries

The following subsidiaries have other shareholders not controlled by the Company. Subsidiaries of Unrestricted Subsidiaries are also deemed to be Unrestricted Subsidiaries. The Company shall get formal agreement of such Subsidiaries to the implementation of the Plan. The equity participation of Net Group Companies in the Unrestricted Subsidiaries will be pledged as part of the Collateral.

  TV Cabo e Comunicações de Jundiaí S.A.

  Televisão A Cabo Criciúma Ltda.

  Broadband joint venture (subject to the approval of a majority of the Committed Creditors)

Schedule 2 to the Term Sheet

List of Net Group Companies’ Commercial Loans

Debt Outstanding Position - 03/31/04

Borrower	Credit Facility	Creditor/Trustee	Inital Date	Maturity	Original Borrowed Amount	Outstanding Amount as of March, 31 2004*

Net Serviços	IFC Investment (1)	IFC	30/03/1995	15/10/2004	USD 17.100.000,00	17.768.800,40
Net Serviços	Senior Guaranteed Notes (2)	Wells Fargo	18/06/1996	18/06/2004	USD 185.000.000,00	349.117.940,89
Net Serviços	Working Capital	Banrisul	11/04/2001	12/04/2003	R$ 25.000.000,00	33.656.110,02
Net Serviços	Working Capital	BBA	18/11/2002	18/12/2002	R$ 4.647.987,16	7.087.998,23
Net Serviços	Working Capital (3)	Unibanco	30/09/2002	30/10/2002	R$ 72.167.572,05	99.562.579,68
Net Serviços	Res. 63 (4)	BBA	18/11/2002	18/12/2002	USD 1.949.690,89	10.750.414,92
Net Serviços	Res. 63 (4)	BBA	18/11/2002	18/12/2002	USD 1.951.434,13	10.760.026,99
Net Serviços	Res. 63 (4)	BBA	18/11/2002	18/12/2002	USD 1.811.880,67	9.990.542,14
Net Serviços	Res. 63 (4)	BBA	18/11/2002	18/12/2002	USD 1.642.183,21	9.054.846,07
Net Serviços	Res. 63 (4)	BBA	18/11/2002	18/12/2002	USD 2.674.356,44	14.746.153,62
Net Serviços	US$-CDI Swap (5)	BBA	18/11/2002	18/12/2002		1.155.753,04
Net Serviços	Res. 63	BNL	12/06/2002	10/12/2002	USD 7.000.000,00	22.044.741,42
Net Serviços	2nd Public Issuance	Oliveira Trust	01/12/1999	01/12/2006	R$ 350.000.000,00	58.048.755,66
Net Serviços	3rd Public Issuance	SLW	01/12/2000	01/12/2003	R$ 195.140.000,00	282.391.345,27
Net Campinas	Eximbank (6)	BCN	17/06/2002	16/12/2002	USD 508.209,50	195.989,92
Net Campinas	Eximbank (6)	Unibanco	13/04/1998	19/05/2003	USD 364.116,59	108.334,12
Net Campinas	Eximbank (6)	Unibanco	13/04/1998	02/06/2003	USD 635.800,07	186.783,81
Net Campinas	Eximbank (6)	Unibanco	27/04/1998	02/06/2003	USD 342.868,14	100.727,29
Net Rio	IFC Investment (1)	IFC	30/03/1995	15/10/2004	USD 7.700.000,00	7.999.553,67
Net Rio	Working Capital (3)	Boston	30/09/2002	30/10/2002	R$ 6.733.964,16	9.290.195,36
Reyc	Working Capital	BBA	18/11/2002	18/12/2002	R$ 1.963.917,11	2.994.896,61
Reyc	Working Capital	BBA	18/11/2002	18/12/2002	R$ 1.100.686,22	1.678.503,34
Reyc	Working Capital (3)	Boston	30/09/2002	30/10/2002	R$ 3.951.962,06	5.452.137,66
Reyc	Working Capital (7)	Brascan	29/11/2002	30/12/2002	R$ 12.885.300,00	16.671.587,23
Reyc	Fixed Rate-CDI Swap (8)	Brascan	29/11/2002	30/12/2002		70.036,44
Reyc	Finimp	Banco do Brasil	16/07/2002	13/12/2002	USD 8.027.243,32	25.171.853,44
Reyc	Finimp	Banco do Brasil	12/11/2002	06/01/2003	USD 5.268.860,92	16.808.719,65
Reyc	Finimp	Banco do Brasil	28/11/2002	06/01/2003	USD 2.024.459,30	6.371.035,86
Reyc	Res. 63	Santander	21/03/2003	22/04/2003	USD 2.647.571,50	11.165.104,98
DR	Working Capital	BBA	18/11/2002	18/12/2002	R$ 2.745.332,90	4.186.525,07
DR	IFC Investment (1)	IFC	30/03/1995	15/10/2004	USD 8.000.000,00	8.311.224,45
Net Paraná	Finimp	Banco do Brasil	13/11/2002	06/01/2003	USD 136.606,00	435.886,43
Net Paraná	IFC Investment (1)	IFC	30/03/1995	15/10/2004	USD 2.200.000,00	2.285.586,80
Net Sul	Floating Rate Notes	Wells Fargo	31/10/1997	15/10/2005	USD 48.000.000,00	149.256.825,60
Net Sul	Floating Rate Notes	Wells Fargo	31/10/1997	15/10/2005	USD 32.000.000,00	74.926.875,06
Vicom	Eximbank (6)	Boston	20/10/1997	15/07/2003	USD 2.125.000,00	811.122,03
Vicom	Eximbank (6)	Boston	22/06/1998	04/08/2004	USD 3.954.285,00	2.917.121,11
Vicom	Eximbank (6)	Boston	19/08/1999	08/08/2005	USD 2.400.000,00	3.015.788,98
Total						1.276.548.423,25

_______________________________
(1)	IFC Loan currently held by Globopar by virtue of Subrogation; Original Borrowed Amount Includes only A Loan facility
(2)	Multicanal Senior Guaranteed Notes matures with a 5% premium, not included in principal amount
(3)	Interest rates due over contractual period settled at original maturity
(4)	Res. 63 facilities hedged by a US$ x CDI swap; Effective interest rates of facility of CDI + 5.0%
(5)	US$-CDI Swap agreement hedged Res. 63 facility, producing an effective rate of CDI + 5.0% p.y.; Initial notional amount of US$ 10.029.545,34
(6)	Principal amount reflect outstanding balance after taking into consideration performed amortizations; Original Borrowed Amount includes the maximum amount of borrowing alllowed by the facility
(7)	Working Capital facility hedged by a Fixed Rate x CDI swap;
(8)	Fixed Rate-CDI Swap agreement hedged Working Capital facility; Initial notional amount of R$ 12.885.300,00
*

Includes outstanding principal and interest accrued and unpaid through March 31, 2004, excluding commissions or penalties, based upon the information contained in the books of the Company but without prejudice to the rights of the holders of the respective instruments or to the Company. Ptax 31/03/04 2,9086

Schedule 3 to the Term Sheet

New Facility Main Terms and Conditions

Parties	Net Serviços de Comunicação S.A. (“ Net ”), International Finance Corporation and the Collateral Agent
Amount	The US $ equivalent to an amount up to R$120 million.
Interest Rate	LIBOR (6 months) plus spread of (i) 5% in 2004, 2005 and 2006; (ii) 5,5% in 2007; (iii) 6,0% in 2008; and (iv) 6,5% in 2009 and 2010.
Collateral	Same Collateral as for Senior Secured Debt, as provided in the Term Sheet.
Fees	Up front fee: 1,0% Commitment fee: 0,5% per year Guarantee fee (if guarantee facility used): 4,5% each year from 2004 to 2010.
Use of Proceeds	Repurchase part of Net Group Companies’ outstanding indebtedness at a price no greater than 60% of the amount of such claim (80% or more of the commitment) and for working capital (no more than 20% of commitment).
Amortization	Eight equal semi-annual payments following a two and one-half year grace period.
FX Cap	Up to 1/3 of the principal may be subject to exchange rate cap as follows (subject to agreement by IFC):
	Year	R$/US$
	2007	4,5
	2008	4,5
	2009	5,0
	2010	5,0
Warrants

IFC will receive, without additional consideration, one warrant for every R$1,00 disbursed under the loan. Each warrant is exercisable at any time at a five-year period and will grant the holder thereof the right to purchase one non-voting preferred share issued by Net. The exercise price will be as follows:

	Year	Exercise Price (R$)
	2004	0,52
	2005	0,52
	2006	0,52
	2007	0,52 + IPC applied as of 2007
	2008	0,52 + IPC applied as of 2007

Schedule 4 to the Term Sheet

Description of Corporate Restructuring

  Context: NET has a structure comprised of 48 subsidiaries, 5 of which are holdings and non-operational companies. Such structure generates work loads, including managerial, and expenses which may be eliminated.

  Objectives:

  Simplification of corporate structure;

  Decrease from 48 to 11 companies, excluding Net Serviços de Comunicação S.A.

  Termination of non-operational corporations (sociedades anônimas)

  Optimization of resources;

  Cost reduction;

  Usage of tax gains;

  Reduction of tax claims (intercompany operations).

  Term: To be finalized by 2006

  THE COMPANIES OBJECT OF THE PRESENT RESTRUCTURING ARE THE FOLLOWING:

1. ALNOR ALUMÍNIO DO NORTE LTDA.
2. ANTENAS COMUNITÁRIAS BRASILEIRAS LTDA.
3. CABLE S.A.
4. CABODINÂMICA TV CABO SÃO PAULO S.A.
5. CMA PARTICIPAÇÕES S.A.
6. DABNY, L.L.C.
7. DR EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.
8. HFC TELECOMUNICAÇÕES LTDA.
9. HORIZONTE SUL COMUNICAÇÕES LTDA.
10. JAGUARI TELECOMUNICAÇÕES S.A.
11. JONQUIL VENTURE LIMITED
12. MULTICANAL TELECOMUNICAÇÕES S.A.
13. NET ANÁPOLIS LTDA.
14. NET ARAPONGAS LTDA.
15. NET BAURU LTDA.
16. NET BELO HORIZONTE LTDA.
17. NET BRASIL S.A.
18. NET BRASÍLIA LTDA.
19. NET CAMPINAS LTDA.
20. NET CAMPO GRANDE LTDA.
21. NET CURITIBA LTDA.
22. NET FLORIANÓPOLIS LTDA.
23. NET FRANCA LTDA.
24. NET GOIÂNIA LTDA.
25. NET INDAIATUBA LTDA.
26. NET JOINVILLE LTDA.
27. NET LONDRINA LTDA.
28. NET MARINGÁ LTDA.
29. NET PARANÁ COMUNICAÇÕES LTDA.
30. NET PIRACICABA LTDA.
31. NET RECIFE LTDA.
32. NET RIBEIRÃO PRETO S.A.
33. NET RIO S.A.
34. NET SÃO CARLOS S.A.
35. NET SÃO JOSÉ DO RIO PRETO LTDA.
36. NET SÃO PAULO LTDA.
37. NET SOROCABA LTDA.
38. NET SUL COMUNICAÇÕES LTDA.
39. REYC COMÉRCIO E PARTICIPAÇÕES LTDA.
40. SAMA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.
41. TELEVISÃO A CABO CRICIÚMA LTDA.
42. TV CABO DE CHAPECÓ LTDA.
43. TELEVISÃO A CABO VINDIMA LTDA.
44. TV CABO E COMUNICAÇÕES DE JUNDIAÍ S.A.
45. TV VÍDEO CABO DE BELO HORIZONTE S.A.
46. VICOM LTDA.
47. VICOM TECNOLOGIA LTDA.
48. ETROS PARTICIPAÇÕES LTDA.

  AFTER THE CONCLUSION OF THE PRESENT RESTRUCTURING, ESTIMATED TO HAPPEN BY DECEMBER 2006, NET SERVIÇOS WILL HAVE DIRECT PARTICIPATION IN THE FOLLOWING COMPANIES:

1. NET SÃO PAULO LTDA.
2. DR EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.
3. NET BELO HORIZONTE LTDA.
4. NET BRASÍLIA LTDA.
5. NET RIO S.A.
6. NET PARANÁ COMUNICAÇÕES LTDA.
7. TV CABO E COMUNICAÇÕES DE JUNDIAÍ S.A.
8. TELEVISÃO A CABO CRICIÚMA LTDA.
9. REYC COMÉRCIO E PARTICIPAÇÕES LTDA.
10. JONQUIL VENTURE LIMITED
11. HFC TELECOMUNICAÇÕES LTDA.

CORPORATE RESTRUCTURING

Step by Step:

PHASE 1

  Mergers:

    ALNOR ALUMÍNIO DO NORTE LTDA.

    ANTENAS COMUNITÁRIAS BRASILEIRAS LTDA.

    CABLE S.A.

    ETROS PARTICIPAÇÕES LTDA. The transfer of the corporate control of this company to Multicanal Telecomunicações is in process.

    CABODINÂMICA TV A CABO SÃO PAULO S.A.

    TV VIDEO CABO DE BELO HORIZONTE S.A.

    JAGUARI TELECOMUNICAÇÕES S.A.

    TELEVISÃO A CABO VINDIMA LTDA.

    TV CABO DE CHAPECÓ LTDA.(reserved for Internet operations)

    NET CURITIBA LTDA.

  Status: On going, finalizing pending issues and awaiting the termination of on going governmental analysis. The corporate acts for the merger of Televisão a Cabo Vindima Ltda. into Dr. Empresa de Distribuição e Recepção de TV Ltda. are dated as of 30.04.2004 and are being registered before the Board of Trade of Rio Grande do Sul.

PHASE 2

•  Termination of “publicly traded company” registry before the Securities and Exchange Commission:

  CMA PARTICIPAÇÕES S/A. (publicly traded company)

•  Status:

Fev/04 = Hiring of Latinfinance Advisory & Research concluded. It shall advise the company in the following: (i) coordinate the process of the intermediator in the process of thepublic offering; (ii) support the company in relation to the operational matters related to the offering; (iii) support the company in the elaboration of the summoning; (iv) propose strategies in relation to the appropriate approach to the minority shareholders; (v) prepare the correspondence to be sent to the shareholders; (vi) select the services of call center, if necessary; (vii) suport the company in the elaboration of the public offering request, as well as in the follow up of the respective process; (viii) verify, together with the intermediator, the sufficiency and quality of the information provided to the market during all the process, including eventual and periodic information requested by the Securitires Commission.;

Mar/04 = Hiring of Boucinhas & Campos concluded. It will make the evaluation for the purpose of CVM Instruction 361/02.

Abr/04 = Timetable comprising the procedures necessary for the redemption of the shares was defined (start 29.03.03 - expected conclusion in 27.09.04), as below.

	Act	Tentative Date
1	Presentation of First Valuation Report	27/05/04
2	Starting of Discussions / Valuation Report	11/06/04
3	End of Discussions / Valuation Report	11/06/04
4	End of Discussions / Summoning	11/06/04
5	End of Discussions / Marketing Plan	11/06/04
6	Publishing of Relevant Notice	14/06/04
7	Printing of Initial List of Shareholders	07/06/04
8	Filing before and meeting CVM	15/06/04
9	Report about documents	15/07/04
10	Attendance of requests	16/07/04	26/07/04
11	Registry of the Offer	11/08/04
12	Publishing of Summoning	11/08/04
13	Term of Shareholders manifestation	11/08/05	10/09/04
14	Beginning of term for put out	10/09/04
15	Inform CVM about the Offer	15/09/04	17/09/04
16	Cancelling of the Registry of the Company before CVM	04/10/04
17	End of Term for the purchase of the shares by / Latin Finance	03/11/04
18	Redemption of Shares	04/11/04

•   The execution of the procedures are on going.

PHASE 3

•   Termination (closing):

  DABNY LLC

Status: On going, finalizing pending issues

With the termination of phases 1 to 5 above, the number of companies will decrease from 48 to 35, excluding Net Serviços de Comunicação S.A., by December 2004.

PHASE 4

•   Merger and opening of branches:

  The following 21 operational companies depend on Anatel (the National Telecommunication Agency) approval in order to be merged and become branches.
1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17. 18. 19. 20. 21.	Net Anápolis Ltda.
Net Arapongas Ltda.
Net Bauru Ltda.
Net Brasília Ltda.
Net Campinas Ltda.
Net Campo Grande Ltda.
Net Curitiba Ltda.
Net Florianópolis Ltda.
Net Franca Ltda.
Net Goiânia Ltda.
Net Indaiatuba Ltda.
Net Joinville Ltda.
Net Londrina Ltda.
Net Maringá Ltda.
Net Piracicaba Ltda.
Net Recife Ltda.
Net Ribeirão Preto S.A.
Net São Carlos S.A.
Net São José do Rio Preto Ltda.
Net Sorocaba Ltda.
Net Sul Comunicações Ltda.

•   Execution starting on 2004

•   The following Companies are with tax and corporate aspects ready for merger and awaiting Anatel's and other approvals.

  Net Florianópolis Ltda.
  Net Recife Ltda.
  TV Cabo de Chapecó Ltda.

•   The merger of the remaining companies, so that the group will have the 11 companies above mentioned, will occur with the optimization of tax burdens and in the approval of ANATEL. The companies do not have pre-established order, as they depend on factors not controlled by them. The intention is to finalize the process by the end of 2006.

CORPORATE RESTRUCTURING

Current corporate chart of Net Serviços de Comunicação S.A.:

(1)  The process of transfer of the corporate control of this company to Net Serviços is being implemented.

(2)  The Net Sul Comunicações Ltda. holds the direct or indirect corporate control of the companies listed under no. 39 to 48. Such indirect corporate control is held thorough DR Empresa de Distribuição e Recepção de TV Ltda. (the company 38), for instance.

(3)   The transfer of the corporate control of this company to Multicanal Telecomunicações is in process.

CORPORATE RESTRUCTURING

Corporate chart of Net Serviços de Comunicação S.A. after the corporate restructuring:

Schedule 5 to the Term Sheet

Governance – Creditors' Rights

1.   - The following matters regarding the Company and each of its subsidiaries shall necessarily require the favorable vote of CHC representative:

At Shareholders' General Meetings

(a) any capital r eduction; repurchase of shares ( entesouramento ) or redemption of shares;

(b) c hange in the dividend policy, including as regards payments of interest on net equity ( juros sobre capital );

(c) p etition for debt rehabilitation ( concordata ) or similar proceeding or declaration of bankruptcy ( falência );

(d) any joint-venture, fusão (consolidation) or incorporação (merger) involving, on the one side, the Company or any of its subsidiaries and, on the other side, any third party; any change in the corporate objective; any cisão (spin-off); and, any dissolution of the Company or any subsidiary, provided that such restrictions would not apply to (A) mergers or joint ventures of controlled affiliates of the Company among themselves or with the Company itself, as well as (B) mergers, consolidations, amalgamations and similar transactions, but only if: (i) the resulting combined company would have at least the same Total Debt/EBITDA and Free Cash Flow/Interest ratios, calculated on a pro-forma consolidated basis, in the case of Total Debt as of the date of closing of such transaction and in the case of EBITDA, Free Cash Flow and Interest calculated for 12-month period ending on the last day of the most recent fiscal quarter of the Company for which audited or with a limit review financial statements are available, (ii) the pro-forma weighted average life to maturity of the combined company's debt would not be shorter than the weighted average life to maturity of the Company's senior debt, in each case calculated as of the closing of such transaction; and (iii) the Company shall be at the time in compliance with the Business Plan then in effect (considering a deviation up to the limits referred to in Section 1(h) below); and (C) joint-ventures but only if (i) the other parties (or their controlling shareholders) would have at least the same Total Debt/EBITDA and Free Cash Flow/Interest ratios, calculated on a pro-forma consolidated basis, in the case of Total Debt as of the date of closing of such transaction and in the case of EBITDA, Free Cash Flow and Interest calculated for 12-month period ending on the last day of the most recent fiscal quarter of such party for which audited or with a limit review financial statements are available; and (ii) the Company shall be at the time in compliance with the Business Plan then in effect (considering a deviation up to the limits referred to in Section 1(h) below);

(e) a ny amendment to the by-laws that may cause a material adverse effect on the rights ensured therein to the shareholders or on the duties of the Board of Directors;

At Board of Director's Meetings

(f) any significant investment on any new line of business that is not contemplated in the Business Plan then in effect;

(g) any significant changes or revisions to the business plan dated as of March 17, 2003 or to any other subsequent business plan that decrease the free cash flow after CAPEX by 15% or more, in any given fiscal year;

(h) any significant changes or revisions to the business plan dated as of March 17, 2003 or to any other subsequent business plan that reduce scheduled CAPEX to US$20 million or any lower amount in any given fiscal year;

(i) transactions with affiliated parties outside the ordinary course of business or not on arms' length terms (other than programming transactions).

2.   - The Shareholders' Agreement shall contemplate that the relevant issue price of any new share or convertible security to be issued by the Company or any of its subsidiaries must be determined by a first tier independent investment bank with proven experience in capital market transactions in Brazil and abroad (the “ Investment Bank ”). CHC shall agree on the selection of the Investment Bank, provided that such agreement cannot be unreasonably withheld.

3.   - The Shareholders' Agreement shall contemplate that the Shareholders shall only nominate as Executive Officers and as members of the Board of Directors persons with at least 3 years of proven experience in the pay TV, media and/or telecommunication field and with reputable standing.

4.   - The chart attached hereto as “ Annex A ” summarizes changes that shall be made to in the Shareholders' Agreement for purposes of establishing Creditors' supermajority rights.

Net Serviços de Comunicação S.A.
Supermajority Matters under the New Shareholders’ Agreement

Comparative chart of supermajority matters under the current Net Shareholders’ Agreement (“NSA”) and the agreed changes among Committed Creditors, Net Group Companies and Globopar (“Amendments to NSA”).

I. - Supermajority Matters at Shareholders’ General Meetings

In the preliminary meetings held to determine the uniform vote of the parties to the Shareholders’ Agreement, such matters shall require the consent of at least two out of the three financial partners of the Company (CHC, Bndespar and Bradespar). In case one loses its rights under the Shareholders Agreement, only one vote of the two other financial partners shall be required. If only one financial partner maintains its rights, its consent will be required as long as it maintains such status.

NSA Clause	NSA	Amendments to NSA	Amendments to NSA - Portuguese Translation
8.3 (a), (b) e (c)

The following matters shall be subject to unanimous approval at a Prior Meeting, by all the Agreement Shareholders:

(a) a change in the purposes of the COMPANY;

(b) acquisition of corporate control, the holding of interests in other companies, joint ventures and consortia foreign to the purposes of the COMPANY;

(c) sale to third parties of permanent assets in an amount greater than 20% (twenty percent) of the total consolidated assets of the COMPANY for the quarter immediately preceding the month of the transaction.

		Same as NSA	Mesma redação do NSA.
8.5

For the purposes of this item, the shareholders in Shareholders’ Meetings shall have powers to decide all matters attributed to them by law, and the Relevant Matters for Shareholders’ Meetings shall be the following:

For the purposes of this item, the shareholders in Shareholders’Meetings shall have powers to decide all matters attributed to them by law, and the Relevant Matters1 for Shareholders’ Meetings shall be the following:

Para efeito do disposto neste item, competirá às Assembléias Gerais a decisão sobre toda e qualquer matéria que lhes seja atribuída por força da lei, constituindo Matérias Relevantes1 de Assembléia Geral as seguintes:

___________________
4

Clause 8.4 of the NSA states that “Relevant Matters for Shareholders’ Meetings, under item 8.5 below, shall be approved only by favorable vote of 51% (fifty-one percent) of the Common Shares subject to the Shareholders’ Agreement and must include the favorable vote of BRADESPAR or BNDESPAR.”, and should be amended to require two favorable votes from the three of BRADESPAR, BNDESPAR and CHC.

5

A Cláusula 8.4 do NSA estabelce que “Nas Matérias Relevantes de competência da Assembléia Geral, conforme o item 8.5. abaixo, a aprovação em Reunião Prévia dependerá do voto favorável de 51% (cinqüenta e um por cento) das Ações Ordinárias vinculadas ao Acordo de Acionistas, que deverá incluir o voto favorável da BRADESPAR ou da BNDESPAR.”, e deverá ser alterada para requerer dois votos favoráveis dos três votos da BRADESPAR, BNDESPAR e CHC.

8.5 (a)	change in the authorized limit for capital increases without need for an amendment to the By-laws;	Same as NSA.	Mesma redação do NSA.
8.5 (b)	issue of shares, convertible debentures, subscription bonuses or any other security that is convertible and/or exchangeable into voting shares, for public or private subscription;	Same as NSA.	Mesma redação do NSA.
8.5 (c)	reduction in corporate capital or redemption of shares;	reduction in corporate capital, repurchase of shares (entesouramento) or redemption of shares;	redução do capital social, aquisição de ações para manutenção em tesouraria ou resgate de ações;
[8.5 (d)]	change in the policy for payment of dividends and/or interest over capital;	Same as NSA.	Mesma redação do NSA.
8.5 (e)	petition for judicial protection against creditors or confession of bankruptcy;	petition for debt rehabilitation (concordata) or similar proceeding or confession of bankruptcy;	pedido de concordata ou procedimento similar ou confissão de falência;
8.5 (f)		Same as NSA.
8.5 (g)	amalgamation of the COMPANY or merger of the COMPANY with or into another in which GLOBO does not exercise Control;	Same as NSA.	Mesma redação do NSA.
8.5 (h)	dissolution and liquidation of the COMPANY;	Same as NSA.	Mesma redação do NSA.
8.5 (i)		Same as NSA.	Mesma redação do NSA.
8.5 (j)	the other matters set out in article 136 of law no. 6404/76;	Same as NSA.	Mesma redação do NSA.
8.5 (l)
amendment to the bylaws of the COMPANY that adversely changes the rights conferred by this instrument on the Agreement Shareholders or the matters within the powers of the Board of Directors of the COMPANY; and

any amendment to the bylaws of the COMPANY that may cause an adverse effect to the rights conferred thereby to the COMPANY shareholders, including to the Agreement Shareholders or the matters within the powers and duties of the Board of Directors of the COMPANY;

qualquer alteração do estatuto social da COMPANHIA que modifique adversamente os direitos nele assegurados aos acionistas, inclusive os Acionistas do Acordo, ou os poderes e atribuições do Conselho de Administração da COMPANHIA;

8.5 (m)
cancellation of registration of the COMPANY for trading of its shares on BOVESPA Level 2 or on the New Market, if the shares in COMPANY are listed for trading on the New Market, within the terms of Clause 2 of this Agreement.
listing the shares of the COMPANY on the New Market (or, once listed, the cancellation of such listing) or cancellation of registration for BOVESPA Level 2; and
listagem das ações de emissão da COMPANHIA para negociação no Novo Mercado (ou, uma vez listadas, o cancelamento do referido registro) ou o cancelamento do registro para negociação de suas ações no Nível 2 da BOVESPA; e

Add 8.5(n)	-o-
(i) any significant investment made by the COMPANY and/or its subsidiaries in other companies, whether with cash or not; (ii) any significant acquisition of assets made by the COMPANY and/or its subsidiaries from third parties, whether with cash or not. For the purposes of this item, significant investments and acquisitions shall mean investments and acquisitions made through a single transaction or a series of transaction in a 12-month period, in a amount equivalent to, at least, 10% of the COMPANY's total consolidated assets ascertained in the last quarter immediately proceeding the month of the relevant transaction; and (iii) any disposition to third parties of permanent assets made through a single transaction or a series of transaction in a 12-month period, in an amount higher than 10% (ten percent) of the total consolidated assets of the COMPANY, ascertained in the last quarter immediately preceding the month of the transaction.

(i) qualquer investimento relevante feito pela COMPANHIA e/ou suas subsidiárias em outras empresas, seja em dinheiro ou não; (ii) aquisição relevante de ativos feito pela COMPANHIA e/ou suas subsidiárias, seja em dinheiro ou não. Para fins deste item, investimentos e aquisições relevantes significam investimentos e aquisições, por meio de uma ou mais transações, no período de doze meses, em valor equivalente a, ao menos, 10% dos ativos totais consolidados da COMPANHIA, apurado no último trimestre imediatamente anterior ao mês da transação; e (iii) alienação a terceiros de bens do ativo permanente, por meio de uma ou mais transações, no período de doze meses, cujo valor seja superior a 10% (dez por cento) do ativo total consolidado da COMPANHIA, apurado no último trimestre imediatamente anterior ao mês da transação.

II. - Supermajority Matters at Board of Directors’ Meetings

In the board meetings or preliminary meetings held to determine the uniform vote of the board members appointed by the parties to the Shareholders’ Agreement, such matters shall require the consent of at least two out of the three members appointed by the financial partners of the Company (CHC, Bndespar and Bradespar). In case one loses its rights under the Shareholders Agreement, only the vote of one of the representatives of the two other financial partners shall be required. If only one financial partner maintains its rights, only its representative’s consent will be required as long as it maintains such status.

NSA Clause	NSA	Amendments to NSA	Amendments to NSA - Portuguese Translation
8.6
The matters within the powers of the Board of Directors, listed below, shall be approved by the favorable vote of a simple majority of directors present at the meeting, but must include the favorable vote of the director nominated by BRADESPAR or BNDESPAR:

The matters within the powers of the Board of Directors listed below shall be approved by the favorable vote of a simple majority of directors present at the meeting, but must necessarily include two favorable votes of the three directors nominated by BRADESPAR, BNDESPAR and CHC :

As matérias de competência do Conselho de Administração abaixo relacionadas serão aprovadas por maioria simples dos conselheiros presentes, a qual deverá incluir necessariamente dois votos favoráveis dos conselheiros indicados pela BRADESPAR, BNDESPAR, e CHC:

8.6 (a)	increase in the capital of the COMPANY, through issue of shares with voting rights, for public or private subscription;	increase in the capital of the COMPANY, through issue of new shares whether voting or non-voting, for public or private subscription;	aumento de capital da COMPANHIA, mediante a emissão de novas ações com ou sem direito a voto para subscrição pública ou particular;
8.6 (b)	issue of any securities that are convertible and/or exchangeable into voting shares;	Same as NSA.	Mesma redação do NSA.
8.6 (c)	change in the terms and conditions, or termination, of concession contracts with operators;	Same as NSA.	Mesma redação do NSA.
8.6 (d)
approval and modification of the Financial Plan, Business Plan, Budget and Investment Plan, as well as of rules concerning investments, level of indebtedness and other commitments related to the indebtedness and financial policy of the COMPANY, such as terms and conditions for contracting new debt, hedge policy and other matters related to indebtedness and financial policy;

(i) approval and modification of the annual Financial Plan, annual Business Plan, annual Budget and annual Investment Plan, as well as of rules and policies concerning investments, level of indebtedness and other commitments related to the indebtedness and financial policy of the COMPANY, such as terms and conditions for contracting new debt, hedge policy and other matters related to indebtedness and financial policy; and approval of the monthly revisions to such documents, rules and policies ; and (ii) contracting of new indebtedness, hedging policy and other matters concerning indebtedness and financial policy;

(i) aprovação e alteração do Plano Financeiro anual, do Plano de Negócios anual, do Orçamento anual, e do Plano de Investimentos anual, juntamente com regras e políticas sobre investimentos, nível de endividamento e outros compromissos relativos a endividamento e política financeira da COMPANHIA, como condições para contratar novas dívidas, política de hedge e outros assuntos relativos a endividamento e política financeira, bem como qualquer aprovação para revisões mensais a tais documentos, regras e políticas; e (ii) contratação de novas dívidas, política de “hedging” bem como matérias referentes a endividamento e política financeira;

8.6 (e)	election and removal of Officers of the COMPANY;	election, replacement and removal of any and all Officers of the COMPANY;	eleição, substituição e destituição de todo e qualquer Diretor da COMPANHIA;
8.6 (f)	execution, by the COMPANY, of contracts for content and programming, and the maintenance or renovation of the commercial relationship between the COMPANY and NET BRASIL.
execution, by the COMPANY, of contracts for content and programming , or any amendments thereto, as well as the maintenance or renovation of the commercial relationship between the COMPANY and NET BRASIL as well as any other affiliated company;

celebração, pela Companhia, de contratos de conteúdo e de programação ou qualquer aditamento aos referidos instrumentos , bem como a manutenção ou renovação das relações comerciais mantidas entre a COMPANHIA e a NET BRASIL, bem como qualquer outra empresa coligada;

Add 8.6(g)	-o-
any sale, transfer, lease or otherwise disposal of assets, in one transaction or a series of transactions, during any 12-month period that represents an aggregate value of greater than R$10 million. Sales within the ordinary course of business should be allowed; and

qualquer venda, transferência, arrendamento, ou qualquer outro tipo de alienação de ativos, em uma ou uma série de transações, durante qualquer período de 12 meses que represente um valor total superior a R$10 milhões. Serão permitidas vendas no curso ordinário dos negócios; and

Add 8.6(h)	-o-
(i) any joint-venture between the COMPANY and/or its subsidiaries, on one side, and any other company, on the other side, by means of a cash contribution or by any other means; (ii) the participation of the COMPANY and/or its subsidiaries in any consortium.

(i) qualquer associação entre, de um lado, a COMPANHIA e/ou suas subsidiárias e, do outro lado, qualquer outra empresa, mediante contribuição em dinheiro ou outra forma; (ii) participação da COMPANHIA e/ou suas subsidiárias.

8.9.1
Furthermore, the Agreement Shareholders hereby agree and undertake so to instruct the members of the Board of Directors, that in the event that commercial relations between NET BRASIL and Net Sat Serviços Ltda. (SKY) break off, the Company shall be authorized to terminate any agreement with NET BRASIL relating to programming on approval of the Board of Directors of the Company, which may approve such decision by simple majority of votes, provided, however, that the simple majority of votes must include the favorable vote of the Director appointed by BNDESPAR or the Director appointed by BRADESPAR, and, (...).

Furthermore, the Agreement Shareholders hereby agree and undertake so to instruct the members of the Board of Directors, that in the event that commercial relations between NET BRASIL and Net Sat Serviços Ltda. (SKY) break off, the Company shall be authorized to terminate any agreement with NET BRASIL relating to programming on approval of the Board of Directors of the Company, which may approve such decision by simple majority of votes, provided, however, that the simple majority of votes must include the favorable vote of at least two Directors appointed by BNDESPAR, BRADESPAR and CHC, and, (...).

Ademais, na hipótese de rompimento das relações comerciais mantidas entre a NET BRASIL e a NET Sat Serviços Ltda. (SKY), os Acionistas do Acordo desde já concordam e se comprometem a orientar os membros do Conselho de Administração, no sentido de autorizar a COMPANHIA a rescindir qualquer acordo mantido com a NET BRASIL relativo à programação, devendo tal decisão ser submetida à aprovação do Conselho de Administração, que deliberará por maioria simples de votos, observando-se que esse quorum de maioria simples deverá incluir, obrigatoriamente, o voto favorável de dois dos conselheiros indicados pela BNDESPAR, BRADESPAR e CHC, observando-se ainda que (...).

Schedule 6 to the
Term Sheet

Credit Amounts Held by Globopar as April 30, 2004 and All Tax Credits Held by Globopar in relation to the Company

Globo Credits - 03/31/04

Table 1 - Financial Credits

Borrower	Description	Principal (R$)
Net Serviços	IFC Investment (1)	16.601.291,53
Net Rio	IFC Investment (1)	7.473.938,56
DR	IFC Investment (1)	7.765.130,84
Net Paraná	IFC Investment (1)	2.135.411,05
Net Serviços	Debentures - 3rd Public Issuance	16.140.000,00
Net Serviços	Loan - Distel Holdings S.A. (2)	2.671.282,03

Total		52.787.054,01

(1) IFC Loan currently held by Globopar by virtue of Subrogation
(2) Includes accrued interest until March, 31 2004

Table 2 - Fiscal Credits
Amounts as of 12/31/2003

Borrower	Description	Principal (R$)
Net Serviços	Fiscal Credit (1)	13.493.137,41
Net Serviços	Fiscal Credit (2)	59.584.023,28
Net Serviços	Fiscal Credit (3)	29.775.411,21
Net Serviços	Fiscal Credit (4)	349.349.187,27

Total		452.201.759,16

(1) Fiscal credits utilized over 2003 to be capitalized on 2004
(2) Fiscal credits amortized, but not utilized over 2003; Subject to capitalization on future periods
(3) Fiscal credits amortized, but not utilized over 2002; Subject to capitalization on future periods
(4) Fiscal credits subject to amortization and capitalization on future periods

Schedule 2 to the
Commitment Letter

List of Credit Instruments

Name of the Borrower	Name of the Credit Facility	Name of the Creditor/Trustee	Date of Execution/Inital Date	Original Maturity	Original Amount Borrowed	Total Amount due on June 30, 2004 (i.e., principal plus ordinary contractual interest)[6]

6  The amount referred herein reflects the outstanding principal amount of the referred credit instrument plus all accrued and unpaid interest thereon, computed at the ordinary contractual interest rate (excluding any “default” interest, commission or other penalties, which will all be waived upon the effectiveness of the Plan), through June 30, 2004; and should only be considered in case the Plan is actually implemented.

Schedule 2 to the
Commitment Letter

List of Credit Instruments

Name of the Borrower	Name of the Credit Facility	Name of the Creditor/Trustee	Date of Execution/Inital Date	Original Maturity	Original Amount Borrowed	Outstanding Amount as of March, 31 2004[1]

1  Includes outstanding principal and interest accrued and unpaid through March 31, 2004, excluding commissions or penalties. Such calculation is without prejudice to the rights of the holders of the respective instruments or to the Company, or to the calculation of the corresponding Credit Amount as of June 30, 2004, which amount must be agreed to by the Creditor and the Company as contemplated by the Commitment Letter.